EXHIBIT 2.1

Confidential Treatment Requested

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CAIS ACQUISITION LLC

AND

A1 WIRELESS USA, INC.

December 17, 2004

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment of Contract
Exhibit B	Form of Intellectual Property Assignment Documents and other Transfer Documents
Exhibit C	Form of Employee Invention Assignment, Non-Solicitation, Confidentiality and Non-Competition Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Customer Consent
Exhibit F	Form of Opinion of Seller’s Legal Counsel
Exhibit G	Form of Principal Employee Employment Agreements
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Lease Agreement
Exhibit J	Operating Plan
Exhibit K	Form of Escrow Agreement
Exhibit L	Form of Guaranty

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SCHEDULES

Schedule 2.1(a)	Tangible Personal Property of the Business
Schedule 2.1(b)	Finished Products and Supplies of the Business
Schedule 2.1(c)	Assigned Contracts Relating to the Business of the Seller
Schedule 2.1(e)	Excluded Contracts
Schedule 2.1(f)	Intellectual Property of Seller and Third Party Licenses
Schedule 2.1(i)	Computer Equipment of Seller
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 3.1	Jurisdictions where Seller is Qualified to do Business
Schedule 3.4	Liabilities or Encumbrances between Seller and Affiliate
Schedule 3.5(a)	Seller Financial Statements
Schedule 3.5(d)	Letters from Seller’s Auditors to Seller’s Board of Directors
Schedule 3.7	Permitted Encumbrances
Schedule 3.8	Assets
Schedule 3.10	Intellectual Property Rights
Schedule 3.11	Real Property Leased or Subleased to Seller
Schedule 3.12	Assigned Contracts of Seller
Schedule 3.13	Insurance Policies and Each Person or Entity Listed as Additional Insured
Schedule 3.15	Employees of Seller
Schedule 3.17	Material Permits of Seller
Schedule 3.18	Brokers’ Fees to be Paid by Seller
Schedule 3.20	List of all Material Software of the Business
Schedule 3.21	List of Marketing Partners, Suppliers and Advertisers of Seller
Schedule 3.23	List of Seller’s Inventory as of September 30, 2004
Schedule 3.24	List of Products Related to the Business of Seller Returned by Purchaser
Schedule 3.25	List of Material Liability of Seller
Schedule 3.27	Loans Payable by Affiliates of Seller to Seller
Schedule 3.28	Related Party Transactions of Seller
Schedule 4.3	Equity Interests of Buyer
Schedule 4.7	Title to Properties and Assets of Buyer
Schedule 4.9	Judgment Liens Against Buyer
Schedule 5.11(a)	Taxes
Schedule 5.11(b)(i)	Seller’s Payment of Retained Liabilities
Schedule 5.11(b)(ii)	Seller Obligations
Schedule 5.11(c)	New York State Corporate Sales and Transfer Taxes
Schedule 5.12(a)	Selected Employees of Seller
Schedule 5.13	Employee Benefit Plan of Seller and its Subsidiaries
Schedule 5.18(b)	Affiliates of Seller
Schedule 5.22	Personal Guarantees Relating to the Assigned Contracts

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 17th day of December, 2004 (“Effective Date”) by and between CAIS Acquisition LLC, a Delaware limited liability company (“Buyer”) and A1 Wireless USA, Inc., a New York corporation (“Seller”). For purposes of this Agreement, Buyer and Seller are sometimes each referred to individually as a “Party” or collectively as the “Parties.” InPhonic, Inc., a Delaware corporation and parent company to Buyer (“InPhonic”) is executing this Agreement for the sole purpose of the representations and warranties set forth under Article IV and the obligation under Section 6.3(b), Section 6.3(d), Section 6.3(h) and Section 9.7 of this Agreement. The Principals are each individually executing this Agreement for the sole purpose of binding the individual to perform their obligations under Section 5.18, Section 9.1 and Section 9.7 of this Agreement and certain Principals as to Section 5.15(b). No other provisions of this Agreement shall apply to InPhonic or any Principal.

RECITALS

WHEREAS, Seller engages in the business of selling carrier activated wireless devices and services related to the distribution of wireless devices over the Internet (together with all other business which is being conducted by Seller as of the date hereof, the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens, charges and encumbrances of any kind, all of Seller’s right, title, and interest in and to all of the Acquired Assets and assume the Assumed Liabilities (collectively, the “Acquisition”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for other good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, InPhonic (as to Article IV, Section 6.3(b), Section 6.3(d), Section 6.3(h) and Section 9.7) and the Principals (as to Section 5.18, Section 9.1 and Section 9.7 and certain Principals as to Section 5.15(b)) intending to be legally bound, hereby agree as follows.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AGREEMENT

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms undefined in the text of this Agreement shall have the following meanings:

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller after the Closing Date, and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing based upon events after the Closing Date (excluding any claim, privilege, cause of action, remedy or other right related to Intellectual Property whether or not before or after Closing).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Activations” has the meaning set forth in Section 2.6(a).

“Additional Activations” has the meaning set forth in Section 2.6(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Ancillary Agreements” means all assignment agreements, and other documents and instruments, pursuant to which Seller’s right, title or interest in any of the Acquired Assets or Assumed Liabilities are transferred to Buyer.

“Arbitration Procedures” has the meaning set forth in Section 2.6(f).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” means all Liabilities of Seller to be assumed by Buyer as set forth in Section 2.3.

“Buyer Certificate of Formation” means the certificate of formation of Buyer.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Buyer Disclosure Schedules” has the meaning set forth in the first paragraph of Article IV.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.1(a).

“Bylaws” means a true and complete copy of Seller’s bylaws, as amended and in effect on the date hereof.

“Carrier” has the meaning set forth in Section 2.6(a).

“Cash Indemnity Amount” has the meaning set forth in Section 2.5(b).

“Cause” shall have the meaning set forth in the Principal Employee’s employment agreement with Buyer.

“Charter” means a true and complete copy of Seller’s certificate of incorporation, as amended and in effect on the date hereof.

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information or material, whether written or oral, not generally known to the public or the industry in which Buyer or InPhonic is or may become engaged which: (a) gives Buyer or InPhonic some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interest of Buyer or InPhonic; (b) is owned by Buyer or InPhonic or in which Buyer or InPhonic has an interest; or (c) is either marked “confidential” or “proprietary”. “Confidential Information” includes and covers Intellectual Property, equipment, notes, memoranda, manuals, disks, know-how, procedures, materials, clients or prospective clients, Buyer operations and procedures, all business plans, data, reports, interpretations, forecasts, audit reports, records and other information, whether written or oral, to the extent it relates to Buyer or InPhonic, their respective employees, Affiliates, stockholders, subsidiaries, directors, officers, or agents of the foregoing, which have been previously provided to Seller or any other person, or which will be provided to Seller or any other person pursuant to this Agreement. The term “Confidential Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Seller or its representatives, which contain, reflect or are based upon “Confidential Information” as defined above and any copies of such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information that (a) is or becomes publicly available or in the public domain at the time disclosed;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) is already in the recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (c) is approved for release or disclosure by Buyer or InPhonic without restriction; or (d) becomes available to the recipient on a non-confidential basis from a source other than Buyer or InPhonic.

“Contract” has the meaning set forth in Section 2.1.

“Damages” shall mean any and all losses, costs, damages, liabilities, liens, interest, awards, judgments, penalties and expenses arising from claims, bankruptcy proceedings, demands, investigations, actions, causes of action, including, without limitation, reasonable legal fees and the circumstances set forth in Section 2.6(e).

“Deductible Amount” has the meaning set forth in Section 8.1(e).

“Deposit Date” has the meaning set forth in Section 2.5(b).

“Disclosing Party” has the meaning set forth in Section 9.1.

“Earn Out Cash” has the meaning set forth in Section 2.6(a).

“Earn Out Indemnity Amount” has the meaning set forth in Section 2.6(e).

“Earn Out Payment” has the meaning set forth in Section 2.6(a).

“Earn Out Stock” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, Security Interest, guaranty, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any applicable federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule or code in effect as of the Closing Date relating to pollution, the protection of the environment or the occupational health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and successor statute thereto and the rules and regulations promulgated thereunder.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Escrow Agent” means Citibank, N.A.

“Excluded Assets” means those assets set forth on Schedule 2.2 attached hereto and those items set forth in Section 2.2.

“Exchange Act” has the meaning set forth in Section 5.18(a).

“Excluded Contracts” means those contracts set forth on Schedule 2.1(e) attached hereto and has the meaning set forth in Section 2.2(e).

“Final Measuring Period Activation Statement” has the meaning set forth in Section 2.6(c).

“First Quarter” has the meaning set forth in Section 2.6(b).

“Fourth Quarter” has the meaning set forth in Section 2.6(b).

“Full Quarterly Earn Out Payment” has the meaning set forth in Section 2.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, arbitrational tribunal, judicial body, administrative agency or commission or other governmental or regulatory authority, department, board, instrumentality or agency, in each case whether federal, state, county, provincial, local or foreign.

“Indemnification Cap” has the meaning set forth in Section 8.1(e).

“InPhonic Common Stock” means Buyer’s common stock, par value $.01 per share.

“InPhonic SEC Documents” has the meaning set forth in Section 4.4(b).

“Intellectual Property” shall mean all intellectual property that Seller owns or uses including, but not limited to, any works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including without limitation graphics, label and artistic designs), all United States and foreign patents and patent applications (including provisional patent applications) listed on the Disclosure Schedule, including all United States, foreign and PCT related applications continuations, continuations-in-part, divisionals, RCES, CPAs, reexaminations, reissues and the like), trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, and all patent rights listed on the Disclosure Schedule, names, product designs, product packaging, business and product names and logos together in all cases with related goodwill, franchises, franchise rights, supplier, sub-contractor and customer lists, domain names, pricing and cost information, business and marketing plans and proposals and other trade secrets, schematics, technical information, technology, manufacturing and engineering information, know-how, and computer software

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

programs or applications, source codes, object codes and tangible or intangible proprietary information or material.

“Intellectual Property Rights” has the meaning set forth in Section 3.10.

“KPMG” has the meaning set forth in Section 5.15(b).

“Legal Opinion” has the meaning set forth in Section 5.14.

“Liability” means any liability or obligation of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, whether executory, determined, determinable or otherwise), and whether or not such liability or obligation is required to be accrued on the financial statements.

“Marketing Partners” has the meaning set forth in Section 3.21.

“Material Adverse Effect” shall mean, with respect to any entity or group of entities, any event, change, condition or effect related to the financial condition, properties, assets (including both tangible and intangible assets), liabilities, business, operations or results of operations of such entity or group of entities which is material and adverse; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) effects, events, circumstances or conditions generally affecting securities markets or economic conditions; (ii) any effects, events, circumstances or conditions arising after the date hereof resulting from any change in law or GAAP; and (iii) any effects, events, circumstances or conditions resulting from compliance by Seller with the terms of this Agreement.

“Measuring Period” has the meaning set forth in Section 2.6(a).

“New Account” has the meaning set forth in Section 2.5(b).

“Monthly Measuring Period” has the meaning set forth in Section 2.6(c).

“Notice of Objection” has the meaning set forth in Section 2.6(a).

“Ordinary Course of Business” means an action taken by Seller will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(a) is consistent in nature, scope and magnitude with the past customs and practices of Seller and is taken in the ordinary course of the normal day-to-day operations of Seller;

(b) does not require authorization by the board of directors or stockholders of Seller and does not require any other separate or special authorization of any nature; and

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) shall not have a Material Adverse Effect upon Seller, the Business or the transactions contemplated by this Agreement.

“Owned Software” means Software as to which the source code is owned by Seller.

“Partial Quarterly Earn Out Payment” has the meaning set forth in Section 2.6(b).

“PCC” means Personal Communications Center, Inc.

“Permits” means all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations) affecting the Acquired Assets and the transactions contemplated hereby.

“Permitted Encumbrances” shall mean those items on Schedule 3.7.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization or other legal entity.

“Principals” means the Principal Employees, Ms. Patricia Sinha and Ms. Anjali Gopalani.

“Principal Employees” means each of Mr. Andy Sinha, Mr. Gary Gopalani, Pramod Raghav and Poonam Sharma.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Quarterly Measuring Periods” has the meaning set forth in Section 2.6(b).

“Receiving Party” has the meaning set forth in Section 9.1.

“Reduced Commission Amount” has the meaning set forth in Section 5.21.

“Representatives” means Buyer’s and Seller’s respective directors, officers, employees, Affiliates, representatives or agents as so indicated.

“Requisite Stockholder Approval” means the adoption of this Agreement and the approval of the Acquisition by Seller’s stockholders in the manner required by Seller’s Charter and the Bylaws and as required under applicable law.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Quarter” has the meaning set forth in Section 2.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than Permitted Encumbrances.

“Seller Disclosure Schedules” has the meaning set forth in the first paragraph of Article III.

“Seller Financial Statements” has the meaning set forth in Section 3.5(a).

“Seller Indemnifying Person” means Seller.

“Seller Indemnified Persons” has the meaning set forth in Section 8.2.

“Seller Obligations” has the meaning set forth in Section 2.4.

“Software” means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or licensed by Seller and employed in the Business.

“Stock Consideration” has the meaning set forth in Section 2.5.

“Subsidiary” means, with respect to any Person, corporation, limited liability company, partnership or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, capital stock, franchise, ad valorem, value-added, excise, environmental, real property, personal property, sales, use, transfer, withholding, social security, employment, payroll, disability, unemployment and alternative or add-on minimum taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Seller or any subsidiary is liable to pay by law or otherwise.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Third Party Intellectual Property Rights” shall mean all United States and foreign third-party patents, patent rights, patent applications, trademarks, service marks, or copyrights, and all trade secrets, schematics, technology, know-how, inventions, whether patentable or not, computer software programs or applications and tangible or intangible proprietary information or material or other intellectual property or proprietary rights owned by a third party, excluding packaged, commercially available “off the shelf” licensed software programs sold to the public, and used in Seller’s business.

“Third Party Licenses” shall mean licenses, contracts, or other arrangements to which Seller is a party that provide rights to Seller to use any Third Party Intellectual Property Rights in the Business as it is currently conducted.

“Third Party Software” shall mean (i) Software which is licensed to Seller by third parties, regardless of whether Seller has possession of or access to the source code, (ii) Software purchased by or licensed to Seller solely for resale or sublicense to its customers, (iii) Software in which Seller has any use, possessor or proprietary rights other than as set forth in (i) and (ii) above, provided, however, that Third Party Software shall not include packaged, commercially available “off the shelf” licensed software programs sold to the public and used in the Business or any other Software that is not material to the operation of the Business.

“Third Quarter” has the meaning set forth in Section 2.6(b).

“WARN Act” means the Workers Adjustment and Retaining Notification Act.

ARTICLE II

THE PURCHASE AND DELIVERY OF THE ACQUIRED ASSETS

2.1 The Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liabilities and Encumbrances (excluding only those Assumed Liabilities that are specifically listed on Schedule 2.3 and Permitted Encumbrances), all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, used, held for use or usable in the Business, as the same shall exist as of the Closing Date, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets shall include, without limitation:

(a) all tangible personal property used in connection with the Business that are necessary to conduct the Business and are set forth on Schedule 2.1(a);

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) all inventory, including all materials and supplies, all work in process (including, Activation orders with the Buyer or its Affiliate’s identification codes, but excluding codes relating to the Seller as provided in Section 2.2 (q)) and all finished products and supplies owned and used in connection with the Business as set forth in Schedule 2.1(b);

(c) all rights of Seller under contracts relating to the Business listed on Schedule 2.1(c) (the “Assigned Contracts”) and those certain Customer Consents in substantially the form attached hereto as Exhibit E;

(d) all material Permits relating to the acquisition or ownership of the Acquired Assets or the operation of the Business;

(e) all data, records, files, manuals, blueprints and other documentation related to the Acquired Assets and the operation of the Business including (i) service and warranty records; (ii) sales support and promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, shipping materials, office supplies and materials, sales and marketing files correspondence and other similar documents and records used in the Business, whether in electronic form or otherwise; (iii) all client, customer and supplier lists and order information, including, without limitation, Seller’s Google Overture account/records and premium pricing and the customer order information stored on Seller’s local network, telephone numbers and electronic mail addresses and the other information with respect to past, present or prospective clients, customers and suppliers; and (iv) accounting records, cost and pricing information, sales and credit records, catalogs and brochures relating to the Business, purchasing records and records relating to suppliers;

(f) all Intellectual Property owned or used by Seller and Third Party Licenses presently held by Seller in connection with the Acquired Assets or the Business as set forth on Schedule 2.1(f), including all goodwill associated with the trademarks, all URLs, including, without limitation, “A1 Wireless.com,” “Akish.com” and “1freephone.com”, all key word bidding rights on or with respect to any search engine marketing companies (including, but not limited to, Google, Overture, FindWhat and Mama.com), service marks, trade names, object codes and source codes, the right to sue and collect for past infringement of the Intellectual Property, the right to create derivative works for any copyrighted works (including the right to exploit the copyrighted works for subsidiary purposes and in different media and by future methods of exploitation) and all causes of action related to the Intellectual Property;

(g) all policies and procedures, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, owned by Seller and used in connection with the Business, including, but not limited to, any files, notices or documents related to Better Business Bureau offices, Attorney General’s or other state of federal agencies related to customer complaints;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(h) all goodwill incident to the Business, including, but not limited to, the value of the name(s) associated with the Business and the value of good customer relations;

(i) all computers, Software, automation systems, accounting systems, source codes and master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, owned by, or licensed to, Seller and used in the operation of the Business as set forth on Schedule 2.1(i);

(j) all other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) relating to the Acquired Assets or the Business arising from events that occur after the Closing Date;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities arising from events that occur after the Closing Date; and

(l) all rights, claims, credits, causes of action or rights of set-off of Seller against third parties relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent arising from events that occur after the Closing Date, except all rights, claims, credits, causes of action or rights of set-off of Seller related to Intellectual Property as provided in Section 2.1(f).

This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, sublicense or assign any privilege, right or interest in any written or oral license, agreement, commitment, contract or understanding (a “Contract”) or Permit or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Seller or Buyer thereunder. If a consent of a third party which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller shall reasonably and in good faith cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive Seller’s entire interest in the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this paragraph shall affect the liability, if any, of Seller or recourse of Buyer at law or in equity or as provided in this Agreement for failing to have disclosed the need for such consent or approval, unless such consent, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability or Encumbrance in respect thereof, unless expressly assumed by Buyer pursuant to Section 2.3.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

From the Effective Date to the Closing Date, Buyer will have the right to remove any Assumed Asset listed by Seller in the Seller Disclosure Schedules (becoming an Excluded Asset) and the corresponding Liability to such asset will no longer be an Assumed Liability of Buyer (becoming a Retained Liability), except in the case of an Acquired Asset that is necessary to process Activations after the Effective Date.

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Seller after the Closing (the “Excluded Assets”):

(a) all minute books, stock records, corporate seals, accounting and tax books, ledgers and records and other financial records relating to Seller, its Business and the Acquired Assets, provided, however, that Buyer shall have access to and have the right to receive copies of such books and records as is reasonably necessary after the Closing during regular business hours and upon reasonable notice;

(b) the shares of capital stock of Seller held in treasury;

(c) the consideration paid and to be paid to Seller pursuant to this Agreement;

(d) originals of all personnel records and other records that Seller is required by law to retain in its possession;

(e) the Contracts of Seller not designated on Schedule 2.1(c) (the “Excluded Contracts”);

(f) all prepaid expenses, deposits, claims for refunds and rights to offset associated with the Retained Liabilities;

(g) all insurance policies and insurance benefits relating to the Retained Liabilities and other assets of Seller that are not Acquired Assets or Assumed Liabilities;

(h) all rights of Seller under this Agreement and the Ancillary Agreements;

(i) all Tax Returns and Tax records of Seller pertaining to the Excluded Assets and the Excluded Liabilities;

(j) all rights relating to rebates, refunds, deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(k) all claims for refunds of Taxes and other governmental charges of whatever nature for periods prior to the Closing Date;

(l) all rights and interests under any of the Employee Benefit Plans;

(m) all rights of Seller in this Agreement and the other Ancillary Agreements, including without limitation, the Purchase Price and the Stock Consideration;

(n) the loans payable by Affiliates of Seller to Seller specified on Schedule 3.27;

(o) all Accounts Receivable accrued prior to the Closing Date;

(p) cash and cash equivalents;

(q) work-in-progress Activation orders that have Seller identification information associated with such Activation orders as of the Effective Date;

(r) all rights, claims, credits, causes of action or rights of set-off of Seller against third parties relating to the Business arising prior to the Closing Date (except all rights, claims, credits, causes of action or rights of set-off relating to Intellectual Property whether or not arising prior to or after the Closing Date); and

(s) the assets set forth on Schedule 2.2.

2.3 Assumed Liabilities.

Except for the Assumed Liabilities, (i) Seller shall transfer the Acquired Assets to Buyer on the Closing Date free and clear of all Liabilities and Encumbrances of any kind and (ii) Buyer shall not, by virtue of its purchase of the Acquired Assets, assume or become responsible for (A) any Seller Obligations or (B) Liabilities or Encumbrances of Seller or any other person. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, at the Closing, Buyer hereby assumes and agrees to pay, perform, and discharge when due only the following (these obligations, and only these obligations, being the “Assumed Liabilities”):

(a) the obligations of Seller under the Assigned Contracts listed on Schedule 2.1(c) that, by the terms of such Assigned Contracts arise after the Closing, relate to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date, excluding any Retained Liabilities relating to such Assigned Contracts set forth under Section 2.4.

(b) the Assumed Liabilities as expressly set forth on Schedule 2.3, and all other Liabilities after the Closing Date related to Acquired Assets.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Except as expressly set forth in Section 2.3(a) and 2.3(b), Buyer does not assume and will not be bound by or be obligated or responsible for, and shall have no liability for, any Retained Liabilities (as defined in Section 2.4) of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Retained Liabilities.

2.4 Retained Liabilities.

The Liabilities, Encumbrances and all other obligations which are not Assumed Liabilities listed on Schedule 2.3, shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by Seller (“Seller Obligations”). “Retained Liabilities” shall mean every Seller Obligation, including:

(a) any Seller Obligation arising out of or relating to products and services of Seller to the extent manufactured, sold or performed prior to the Closing Date, other than Liabilities expressly assumed under Section 2.3;

(b) any Seller Obligation under any Assigned Contract assumed by Buyer that either (i) existed prior to the Closing Date and is not an Assumed Liability or (ii) which arises after the Closing Date but which arises out of or relates to any breach that occurred prior to the Closing Date;

(c) any Seller Obligation for Taxes, including (i) any Taxes arising as a result of Seller’s operation of its business or ownership of the Acquired Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement that are attributed to Seller (excluding half of the NY sales tax and all use tax) and (iii) any deferred Taxes of any nature;

(d) any Seller Obligation under any Excluded Contract, including any Seller Obligation arising out of or relating to Seller’s credit facilities or any Security Interest related thereto;

(e) any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property;

(f) any Seller Obligation under any Employee Benefit Plan or relating to payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees, or both;

(g) any Seller Obligation under any employment, severance, retention or termination agreement with any current or former employee of Seller or any of its Affiliates;

(h) any Seller Obligation arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(i) any Seller Obligation to any of Seller’s stockholders or Affiliates;

(j) any Seller Obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(k) any Seller Obligation to distribute to any of Seller’s stockholders, Affiliates or otherwise apply all or any part of the consideration received hereunder;

(l) any Seller Obligation arising out of any legal proceeding finally adjudicated, pending, contemplated or threatened in writing as of the Closing Date, whether or not set forth in the Seller Disclosure Schedules;

(m) any Seller Obligation arising out of any legal proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

(n) any Seller Obligation arising out of or resulting from Seller’s non-compliance with any legal requirement or order of any Governmental Entity;

(o) any Seller Obligation under this Agreement or any other document executed in connection with the transactions contemplated hereby;

(p) any Seller Obligation that is a trade account payable; and

(q) any Seller Obligation based upon Seller’s acts or omissions occurring after the Closing Date.

2.5 Consideration and Cash Indemnity Amount.

(a) The consideration to be paid by Buyer to Seller for the Acquired Assets (the “Purchase Price”) is: (i) Ten Million Seven Hundred Thousand Dollars ($10,700,000) in cash; plus (ii) 160,226 shares of InPhonic Common Stock having a value of Four Million Two Hundred Thousand Dollars ($4,200,000) as of the Effective Date, which number of shares was obtained by dividing (a) $4,200,000 by (b) the average closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) for the ten (10) day trading period preceding the Effective Date (the “Stock Consideration”); plus (iii) the Assumed Liabilities; plus (iv) the Earn Out Payment, if any, as provided in Section 2.6. The Purchase Price is being paid for the transfer, sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets, as provided herein, and in reliance on the representations and warranties, covenants and other agreements made by Seller in this Agreement.

As of the Effective Date, the cash portion of the Purchase Price reflected in Section 2.5(a) (i) above will be deposited by Buyer and/or InPhonic on Buyer’s behalf into an escrow account

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

with the Escrow Agent and be held in accordance with the terms of Section 2.6 and the Escrow Agreement substantially in substantially the form attached hereto as Exhibit K. The cash portion of the Earn Out Payment will deposited by Buyer in an escrow account with the Escrow Agent if an Earn Out Payment is earned by Seller as provided in Section 2.6. The certificates evidencing the Stock Consideration in Section 2.5(a)(ii) above and the Earn Out Stock in Section 2.5(a)(iv) above will be delivered to the Escrow Agent as soon as practable after the Effective Date, but in no event later than the Closing Date. Each Party acknowledges and agrees that all fees and expenses of the Escrow Agent shall be divided equally between Buyer and Seller and paid by each Party when due.

(b) Within 35 days following the Closing (“Deposit Date”), Seller agrees to have One Million Dollars ($1,000,000) in cash deposited (“Cash Indemnity Amount”) into a new bank account at Citibank, N.A. (“New Account”). The New Account shall be established as of the Closing Date. Seller will provide written evidence to Buyer that the Cash Indemnity Amount has been wired to the New Account. Seller shall be the sole account holder, with Buyer having rights to information on the New Account, including monthly statements, access at any time to the New Account through the Citibank, N.A. internet site for account holders (access codes to be provided by Seller to Buyer) and such other access rights as can be formally established for Buyer to the New Account to monitor the balance as permitted by Citibank, N.A., provided at no time shall Buyer have the ability to draw down upon or otherwise withdraw any sums from the New Account or change access or passwords related to the New Account. Seller covenants and agrees that: (i) the Cash Indemnity Amount shall remain in the New Account, without any withdrawal and/or other reduction of the Cash Indemnity Amount for a period of not less than one year after the Closing Date, subject to Section 2.6(f) and (ii) that the Cash Indemnity Amount will be applied, up to the full amount, for the purpose of payment of any Damages of any Buyer Indemnified Person as provided in Section 8.1 or as otherwise determined in accordance with the Arbitration Procedures. If no claims for Damages occur during the one-year period after the Closing Date and no dispute has arisen and Arbitration Proceedings commenced, then Seller will have all rights to the Cash Indemnity Amount and Buyer will no longer have any observation or other rights over the Cash Indemnity Amount as provided in this Section 2.5(b). If any dispute arises out of this Section 2.5(b), then any such proceeding shall be subject to and resolved in accordance with the Arbitration Procedures. Buyer and Seller expressly agree that the Escrow Agent shall have full authority to disburse up to the full amount of the Cash Indemnity Amount directly to a Buyer Indemnified Person as payment for Damages in accordance with Section 8.1. Failure to fully comply with this Section 2.5(b) shall be deemed a material breach by Seller of this Agreement.

2.6 Earn Out Payment.

(a) The Parties intend for Seller and Buyer to operate and manage the Business after the Closing Date pursuant to the Operating Plan in substantially the form attached hereto as Exhibit J. In the event of any conflict between the Operating Plan and this Agreement, the terms of this Agreement shall control. Subject to the terms of this Section 2.6, Seller will be entitled to receive, as an earn out payment, an amount not to exceed Four Million Dollars ($4,000,000) in

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

cash (the “Earn Out Cash”) and 76,300 shares of in InPhonic Common Stock having a value of Two Million Dollars ($2,000,000) as of the Effective Date, (which number of shares was obtained by dividing (a) $2,000,000 by (b) the average closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) for the ten (10) day trading period preceding the Effective Date (the “Earn Out Stock”), (together, the Earn Out Cash and Earn Out Stock, the “Earn Out Payment”). In accordance with Section 2.6(b), the Earn Out Payment will be received by Seller in four quarterly installments over the course of the twelve month period beginning on the Effective Date and ending on December 31, 2005 (the “Measuring Period”) based upon the number of Activations (as defined herein below) achieved by Seller during the Measuring Period, provided that upon Seller earning the Earn Out Payment or any portion thereof, the portion of the Earn Out Payment shall be deemed “Held In Trust” for the Benefit of A1 Wireless USA, Inc.” while in the custody of the Escrow Agent, provided that there are not any indemnity claims by Buyer or the earned portion of the Earn Out Payment exceed the Indemnification Cap. For purposes of determining whether Seller is entitled to any Earn Out Payment during any Quarterly Measuring Period, on or before the tenth day following the end of each Quarterly Measuring Period, Buyer shall cause to be prepared and delivered to Seller a quarterly statement setting forth the actual number of Activations achieved (i) during the respective Quarterly Measuring Period and (ii) for each month of the Quarterly Measuring Period (each, a “Quarterly Activation Statement”). Each Quarterly Activation Statement will also set forth the amount, if any, of the Earn Out Payment due to Seller for such Quarterly Measuring Period, and the basis for Buyer’s calculation. If, within ten (10) days following receipt of any Quarterly Activation Statement, Seller has not given Buyer written notice of its objection to such Quarterly Activation Statement (which objection notice must contain a reasonable statement of the basis of Seller’s objection) (the “Notice of Objection”), then such Quarterly Activation Statement shall be deemed accepted by Seller and will be used to determine whether Seller is entitled to any Earn Out Payment for that Quarterly Measuring Period. If Seller provides the Notice of Objection to Buyer, Seller and Buyer will have fifteen (15) days to resolve the dispute in good faith among themselves. If Seller and Buyer have not resolved their dispute within such fifteen (15) day period, then Seller and Buyer shall resolve their dispute in accordance with the Arbitration Procedures set forth in Section 2.6(f) below. During the 15-day period Seller shall have the right, and Buyer shall give access during this period, to inspect Buyer’s books and records used in connection with Buyer’s determination of the amounts due to Seller set forth in the Quarterly Activiation Statement.

“Activations” shall, for purposes of this Section 2.6, mean a credit approved (pursuant the credit approval process and procedures detailed in the Operating Plan) post paid activation on the following carriers [***] (or any new Carrier resulting from a merger or other business combination of any of the preceding) and any competitive carrier that enters the market and activations that stem from or relate to any activation after the Closing Date effected by Seller (individually, a “Carrier” and collectively, the “Carriers”). Liberty Wireless activations are specifically excluded and any other InPhonic powered mobile virtual network operator.

(b) The “Quarterly Measuring Periods” the quarterly measuring periods shall be as follows: the first quarter shall be from the Closing Date to March 31, 2005 (“First

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Quarter”), the second quarter shall be from April 1, 2005 to June 30, 2005 (“Second Quarter”), the third quarter shall be from July 1, 2005 to September 30, 2005 (“Third Quarter”) and the fourth quarter shall be from October 1, 2005 to December 31, 2005 (“Fourth Quarter”). Subject to Section 2.6(e) and Section 2.6(f), if during any Quarterly Measuring Period Seller achieves [***] or more Activations then Seller shall be entitled to receive One Million Dollars ($1,000,000) of the Earn Out Cash and 19,075 shares in Earn Out Stock to be held or distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement, including any schedule thereto, and no other payment shall be earned or payable to Seller for this Quarterly Measuring Period. The payments to Seller in accordance with the preceding sentence is the full amount of payments that Seller is eligible to receive for such Quarterly Measuring Period and shall each be referred to as a “Full Quarterly Earn Out Payment.”

If during any Quarterly Measuring Period Seller achieves at least [***] Activations but less than [***] Activations, then the Full Quarterly Earn Out Payment will be reduced for any such Quarterly Measuring Period and Seller shall, subject to Section 2.6(e) and Section 2.6(f), be entitled to receive Five Hundred Thousand Dollars ($500,000) in Earn Out Cash and 9538 shares in Earn Out Stock to be held or distributed by the Escrow Agent in accordance with the schedule to the Escrow Agreement and no other payment shall be earned or payable to Seller for such Quarterly Measuring Period. The reduced payments to Seller in accordance with the preceding sentence shall, in each case, be referred to as a “Partial Quarterly Earn Out Payment.” If Seller achieves less than [***] Activations in any Quarterly Measuring Period, then Seller will not receive any Earn Out Payment for such Quarterly Measuring Period.

(c) Notwithstanding Section 2.6(b), if Seller did not meet the requisite number of Activations to receive the Full Quarterly Earn Out Payment or Partial Quarterly Earn Out Payment during one or more of the four Quarterly Measuring Periods, then, at the end of the Measuring Period, Seller shall be eligible, subject to Section 2.6(e), to receive the balance of any Earn Out Payment not yet paid to Seller during any Quarterly Measuring Period only if Seller achieves at least (i) [***] Activations each month during the Measuring Period (the “Monthly Measuring Period”) and (ii) [***] total Activations during the Measuring Period. For purposes of determining the achievement of Activations during the Measuring Period, Buyer shall credit Seller with [***] additional Activations (the “Additional Activations”) that may be used by Seller, as a credit, in any one or more Monthly Measuring Periods for determining actual Activations achieved by Seller during the applicable Monthly Activation Period, so that Seller may meet the monthly [***] Activation requirement. Notwithstanding the foregoing, once all of the Additional Activations are utilized by Seller over one or more of the Monthly Measuring Periods, then Seller will no longer be permitted to utilize any Additional Activations to augment its actual Activations during any Monthly Measuring Period. By way of illustration, if, in each of the first three Monthly Measuring Periods, the actual Activations achieved by Seller are [***],[***] and [***], respectively, per month, then Seller can apply [***] of the Additional Activations to increase Seller’s actual Activations in the first Monthly Measuring Period to [***], and apply [***] and [***], respectively, of the Additional Activations to the second and third Monthly Measuring Periods, so that the actual Activations for the second and third Monthly Measuring Periods would both equal [***]. In this example, Seller would meet the required [***]

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Activations for each of those Monthly Measuring Periods by utilizing the Additional Activations. However, once Seller has utilized all such Additional Activations, it would no longer have any Additional Activations available, thus, in order to achieve the required [***] Activations, the actual Activations during each of the remaining Monthly Measuring Periods must equal or exceed [***]. For purposes of determining whether Seller is entitled to any additional Earn Out Payment amount pursuant to this Section 2.6(c), on or before the tenth day following the end of the Measuring Period, Buyer shall cause to be prepared and delivered to Seller a statement setting forth the actual number of Activations achieved (i) during the Measuring Period and (ii) for each month of the Measuring Period and, based on (i) and (ii) above the amount, if any, of the additional Earn Out Payment due to Seller, and the basis for Buyer’s calculation (the “Final Measuring PeriodActivation Statement”). If, within ten (10) days following receipt of the Final Measuring Period Activation Statement, Seller has not given Buyer a Notice of Objection (in the same manner as set forth in Section 2.6(a)), then the Final Measuring Period Activation Statement shall be deemed accepted by Seller and will be used to determine whether Seller is entitled to any additional Earn Out Payment. If Seller provides the Notice of Objection to Buyer, Seller and Buyer will have fifteen (15) days to resolve their dispute in good faith among themselves. If Seller and Buyer have not resolved their dispute within such fifteen (15) day period, then Seller and Buyer shall resolve their dispute in accordance with the Arbitration Procedures set forth in Section 2.6(f) below. During the 15-day period Seller shall have the right, and Buyer shall give access during this period, to inspect Buyer’s books and records used in connection with Buyer’s determination of the amounts due to Seller set forth in the Final Measuring Period Activation Statement.

(d) Notwithstanding paragraphs (a), (b) and (c) of this Section 2.6, but subject to any reduction in the Earn Out Payment as set forth in Section 2.6(e), Section 2.6(f) or Seller’s failure to comply with Section 2.5(b), Seller shall receive the entire Earn Out Payment at the end of the Measuring Period if Buyer fails to materially comply with the provisions of the Operating Plan. Any dispute arising out of compliance with the Operating Plan shall be resolved in accordance with the Arbitration Procedures set forth in Section 2.6(f). The balance of any amount of the Earn Out Payment that Seller does not earn in accordance with Section 2.6 (b), (c) or (d) shall be promptly returned by Escrow Agent to Buyer thirty (30) days after the date the Final Measuring Period Activation Statement is delivered by Buyer to Seller, subject to any proceeding under Section 2.6(f).

(e) Seller agrees that Three Million Dollars ($3,000,000) of the Earn Out Payment shall remain in escrow for a period of not less than one year after the Closing Date, which amount will also be applied toward payment of any Damages of any Buyer Indemnified Person in accordance with Section 8.1 (“Earn Out Indemnity Amount”). Notwithstanding the provisions of Section 2.6(a), (b), (c) and (d), Seller will have no right to receive any amounts paid to any Buyer Indemnified Party out of the Earn Out Indemnity Amount as provided in the preceding sentence. The Earn Out Indemnity Amount will be comprised of the full amounts of Earn Out Payments that Seller is eligible to receive for each of the First Quarter and the Second Quarter (in the aggregate Two Million Dollars ($2,000,000) in cash and 38,150 shares of InPhonic Common Stock). Seller expressly agrees that, if eligible to receive its Earn Out Payment

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

in the First Quarter and the Second Quarter, that the entire amount of the Earn Out Payment due for the First Quarter and Second Quarter shall remain in the escrow and shall comprise the Earn Out Indemnity Amount. Buyer and Seller expressly agree that the Escrow Agent shall have full authority to disburse up to the full amount of the Earn Out Indemnity Amount directly to a Buyer Indemnified Person as payment for Damages in accordance with Section 8.1. If no claims for Damages occur during the one year period after the Closing Date and no dispute has arisen and Arbitration Proceedings commenced, then the Escrow Agent will be directed to disburse to Seller the remaining Earn Out Indemnity Amount, if any, only if the Earn Out Payments were earned by Seller in accordance with Section 2.6(b), (c) or (d).

(f) “Arbitration Procedures” if, after Notice of Objection is received relating to any Quarterly Activation Statement or the Final Measuring Period Activation Statement or any dispute arises under Section 2.5(b) or this Section 2.6, and Seller and Buyer cannot resolve their disputes, or there is a dispute among the parties with respect to compliance with the Operating Plan, then, the Parties shall submit such dispute to binding arbitration. Seller and Buyer shall select one (1) arbitrator who shall decide the dispute within thirty (30) days after being selected. If Seller and Buyer cannot agree on an arbitrator, then Seller and Buyer shall each select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator. Seller and Buyer each agree to be bound by the decision of the arbitrator(s). The arbitration proceedings will be governed by the then existing rules for commercial arbitration of the American Arbitration Association. Any such arbitration shall be held in Washington, DC. The arbitrator shall not have the authority to award punitive damages or to award attorneys’ fees or costs to either party in any such arbitration proceedings. In the event that three (3) arbitrators are chosen, a majority decision will be required. All costs of the arbitration shall be split equally between Seller and Buyer; provided, however, that in the event that Seller has insufficient funds to pay its portion of any such arbitration costs, Buyer shall automatically be deemed to have incurred Damages in an amount equal to such costs. For purposes of clarity, the Parties expressly intend that any dispute arising out of or related to this Section 2.6 to be resolved in accordance with this Section 2.6(f). The Parties will be permitted to conduct discovery proceedings with respect to the items related to the Earn Out Payment, with such proceedings to be conducted in accordance with the commercial arbitration rules of the American Arbitration Association.

2.7 Change and Use of Name.

Concurrently with the Closing, Seller shall use its best efforts to take all actions required to enable Buyer to have a perpetual, exclusive right, title, interest, ownership and use of the trademarks, service marks and trade names as set forth in Section 2.1(f) and any derivative or combination thereof that it may elect, and Seller shall make no further use of any of such names, except in connection with the collection of Seller’s Account’s Receivables.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.8 Further Action.

At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such action, and provide such advice, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm and perfect Buyer’s title to, all of the Acquired Assets and Assumed Liabilities, to put Buyer in actual possession and operating control thereof and all rights with respect thereto and to carry out the purpose and intent of this Agreement. Seller agrees to cause its independent auditor to reasonably assist Buyer, InPhonic and their independent auditor to comply with the Securities Act and the rules and regulations promulgated thereunder.

2.9 Purchase Price Allocation.

Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be agreed to by the Parties. Buyer shall deliver such allocation to Seller within 60 days after the Closing Date. Buyer and Seller (and their Affiliates) shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise), which is inconsistent with such allocation unless required to do so by applicable law. The Parties acknowledge and agree that the allocation of fixed assets will not exceed $[***].

2.10 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2550 M Street, NW, Washington, D.C. 20037 at 10:00 a.m. on or before January 3, 2005 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the “Closing Date”).

2.11 Actions at the Effective Date.

The Parties shall make the following deliveries on the Effective Date:

(a) Seller, Buyer and Escrow Agent shall have executed an Escrow Agreement.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) Buyer shall deposit the Purchase Price with the Escrow Agent to be disbursed in accordance with Section 2.5 and the terms of the Escrow Agreement.

(c) Execution of a Non-Competition Agreement by and among the Parties and [***].

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Acquisition, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (as if each such representation and warranty was remade on the Closing Date), that, except as set forth in the Disclosure Schedules provided by Seller (the “Seller Disclosure Schedules”) attached hereto and incorporated herein by reference, the statements contained in this Article III are true and correct as of the date hereof and as of Closing Date, unless otherwise provided herein.

3.1 Organization, Qualification and Corporate Power.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Seller. Schedule 3.1 sets forth each jurisdiction in which Seller has qualified to do business together with any state or other similar identification number. Seller has the power and authority to carry on the Business in which it is engaged and to own and use the properties and assets owned and used by it. Seller has furnished or made available to Buyer the Bylaws and Charter. Seller is not in default under or in violation of any provision of its Charter or Bylaws, each as amended to date and through the Closing Date.

3.2 Authorization of Transaction.

Seller has the right, power and authority to execute and deliver this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby), to fully perform its obligations hereunder and consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. No other corporate proceedings by or on behalf of Seller will be necessary to authorize this Agreement or to carry out of the transactions contemplated hereby. Seller has obtained all Required Stockholder Approvals to authorize and approve the Agreements and the transactions contemplated hereby and delivered

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

evidence of such approval as of the Effective Date to Buyer. This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Buyer, InPhonic and the Principals, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and as to enforceability of general principals of equity.

3.3 Noncontravention.

Neither the execution, delivery or performance of this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby) by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, including delivery of the Acquired Assets, Assumed Liabilities or the assignments and assumptions referred to in Article II, above, will (a) conflict with or violate any provision of the Charter or Bylaws; (b) require on the part of Seller any filing with, or any material Permit, authorization, consent or approval of, any Person or Governmental Entity (except for recordation in the case of Intellectual Property); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Seller is a party or by which Seller or any of its assets or properties are bound or subject, including, without limitation, the Acquired Assets; (d) cause Buyer to become subject to or become liable for payment of any Tax other than half of sales tax, all of the use and transfer Taxes; (e) result in the imposition of any Encumbrance upon any of the Acquired Assets or the Business; (f) violate any material order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Acquired Assets or Assumed Liabilities; or (g) result in any of Seller’s stockholders having the right to exercise dissenter’s rights of appraisal.

3.4 Subsidiaries and Affiliates.

Seller does not have any direct or indirect Subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization. Except as set forth on Schedule 3.4, there are no Liabilities or Encumbrances that exist between Seller and any Affiliate that relate to the Acquired Assets or Assumed Liabilities.

3.5 Seller Financial Statements.

(a) Attached as Schedule 3.5(a) is the audited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2003, 2002 and 2001 and an unaudited balance sheet and statements of operations, changes in stockholders for the equity and cash flows for the quarter ending September 30, 2004. Such financial statements (collectively, the “Seller Financial Statements”) have been prepared in

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

accordance with GAAP consistent with Seller’s past practices and applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of Seller as of the respective dates thereof in all material respects and for the periods referred to therein and are consistent with the books and records of Seller; provided, however, that the Seller Financial Statements for the nine-month period ended September 30, 2004 are subject to normal year-end audit adjustments and are presented without footnotes.

(b) Seller has assets sufficient to discharge all of its debts that are not Assumed Liabilities and is capable of timely discharge of its debts as they come due.

(c) The transactions contemplated hereby will not render Seller insolvent or subject Seller to any voluntary or involuntary proceedings seeking liquidation, reorganization or other relief under any bankruptcy or other similar law now or hereafter in effect, or cause Seller to seek the appointment of a trustee, receiver, liquidator or custodian of it or any part of its property.

(d) Attached under Schedule 3.5(d) are copies of all letters from Seller’s auditors to Seller’s board of directors, executive officers or the audit committee during the past 36 months, together with copies of all responses thereto.

3.6 Undisclosed Liabilities.

Neither Seller nor any former Subsidiary has any Liability of any nature, which in the aggregate would have a Material Adverse Effect on the Business, except for (a) Liabilities accrued or reserved against on Seller Financial Statements, (b) Liabilities which have arisen since December 31, 2003, in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual or statutory Liabilities incurred in the Ordinary Course of Business, and (d) Liabilities, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Seller.

3.7 Tax Matters.

(a) Seller has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file with the appropriate Governmental Entities in all jurisdictions in which such returns are required to be filed. All such Tax Returns accurately and correctly reflect the Taxes of Seller for the periods covered thereby and are complete in all material respects. All Taxes owed by Seller, or for which Seller may be liable (whether or not shown on any Tax Return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) Seller has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) To Seller’s knowledge, Seller does not expect any Governmental Entity to assess any additional Taxes on Seller for any period for which Tax Returns of Seller have been filed, and, to Seller’s knowledge, there exists no basis for any such assessment. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Seller or its directors or officers has knowledge. Seller has delivered to Buyer correct and complete copies of examination reports, and statements of deficiencies assessed against or agreed to by Seller since inception of Seller. No examination or audit of any Tax Return of Seller by any Governmental Entity is currently in progress or threatened or, to Seller’s knowledge, contemplated.

(d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Seller (i) did not, as of the date of the end of Seller’s most recent fiscal year, exceed the reserve for Tax Liability (without taking into account any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Seller Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.

(f) No taxing authority has raised any issues with respect to Taxes that, by the application of similar principles, might result in the issuance of a notice of deficiency or similar notice of intention to assess Seller for Taxes by any taxing authority and Seller does not have any reason to expect any such notices.

(g) Seller has not taken any action that would have the effect of deferring any liability for Seller’s Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.8 Assets.

Except as set forth on Schedule 3.8, Seller has good, valid and marketable title to the Acquired Assets. No Acquired Asset is subject to any Liability or Encumbrance or restrictions on transfer of any kind. The Acquired Assets are in good repair and operating condition for their current use, ordinary wear and tear excepted. Upon consummation of the transactions contemplated herein, Buyer will have acquired good, valid, marketable and exclusive title in and to the Acquired Assets free and clear of all Liabilities and Encumbrances, or third-party interest of any nature whatsoever, other than those that may be created by Buyer.

3.9 Owned Real Property.

Seller does not own any real property.

3.10 Intellectual Property.

Schedule 3.10 is a true and complete list of all Intellectual Property presently owned and Third Party Licenses presently held by Seller or necessary for the conduct of the Business (as conducted by Seller) (such Intellectual Property and Third Party Licenses, collectively, the “Intellectual Property Rights”). Seller owns, or has the sole and exclusive right to use, reproduce, prepare derivative works based upon, distribute, perform, display, sell, offer to sell, license, sublicense and otherwise exploit the Intellectual Property Rights, excluding Third Party Software and Licenses. The Intellectual Property Rights are free and clear of all Encumbrances, except for those restrictions set forth in Third Party Licenses. The Intellectual Property Rights will be conveyed by Seller to Buyer free and clear of all Encumbrances, except as set forth on Schedule 3.10. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property Rights or the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of commercially available “off the shelf” products sold to the public. To Seller’s knowledge, Seller has not violated and is not violating any Third Party Intellectual Property Right. To Seller’s knowledge, Seller is not aware of any misappropriation, violation, or defect in, or in the title to, any of any Intellectual Property Rights. No person or entity (including, without limitation, any (i) current or former employee of Seller or (ii) prior employer of any current or former employee of Seller) has or will have any right, title or interest in any Intellectual Property. Seller does not use, nor does Seller believe it will be necessary to use, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Seller. The source code for Seller’s OOPS system (including any updates) will be delivered to Buyer at the Closing and shall thereafter be the only copy of the source code and no other copies (archived or otherwise), derivatives, related object codes or licenses shall be in existence. No third party has any right to the source code.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.11 Real Property Leases.

Schedule 3.11 lists all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases. All such leases and subleases are legal, valid, binding and enforceable and in full force and effect with respect to Seller and the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto. All leases and subleases will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and no consent of any party to the transactions contemplated thereby is required to assign any lease or sublease to Buyer other than such consents that shall be obtained on or before the Closing Date and which are as set forth on Schedule 3.11. Seller is not in material breach or default (and does not anticipate being in material breach or default after Closing) under any lease or sublease, and no other party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the lease or sublease. Seller is not a party to any oral contract, agreement, guaranty or other arrangement relating to real property.

3.12 Contracts.

Other than written arrangements that are Retained Liabilities which do not relate in any way to the Assigned Contracts or any Acquired Assets, Seller has delivered to Buyer a correct and complete copy of each Assigned Contract and all related agreements, schedules, exhibits and other documentation relating to those agreements (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)), as amended to date, listed in Schedule 3.12. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to Seller and the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto in all material respects; (ii) the written arrangement will continue in all material respects to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated thereby (unless such arrangement is to be terminated at Closing as provided herein or contemplated hereby) and (iii) Seller is not in material breach or default (and does not anticipate being in material breach or default after Closing), and no other party thereto is in material breach or default, and to Seller’s knowledge no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written agreement. Seller is not a party to any material oral contract, agreement or other arrangement.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.13 Insurance.

Schedule 3.13 lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements), insurance carrier and amount of coverages per event and in the aggregate to which Seller is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year that relates to the Acquired Asset and Assumed Liabilities. Schedule 3.13 lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect through the Closing.

Seller is not in material breach or default, and does not anticipate being in material breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration, under such policy and Seller has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Seller has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.14 Litigation.

(a) There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions or any other judicial or administrative mandates; (ii) claims, complaints, actions, suits, investigations, hearings or other proceedings, or (iii) claims, material complaints, actions, suits, investigations, hearings or other proceedings of any Governmental Entity or before any arbitrator; to which Seller or any former Subsidiary of Seller, or any of their respective officers, directors, employees or agents of Seller or any former Subsidiary (in such person’s capacity as an officer, director, employee or agent of Seller and not personally) is or was (for the three years prior to and including the date hereof) a party or is threatened in writing to Seller or its Affiliates to be made a party or known to be contemplated.

(b) There are no agreements or other documents or instruments settling or proposed to settle any claim, complaint, action, suit, investigation, hearing or other proceeding against Seller or any former Subsidiary that would have a Material Adverse Effect.

3.15 Employees.

A written list of all employees of Seller, along with the position and the current annual rate of compensation (including, without limitation, wages, salaries, commissions, bonuses, vacation, medical and welfare benefits) and any person with a work visa or other visa of each such person is attached hereto as Schedule 3.15. Seller does not contribute to any Employee Benefit Plans. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has no knowledge of any organizational effort made or threatened, either

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

currently or within the past two years, by or on behalf of any labor union with respect to employees of Seller. Seller is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller. There are no pending claims against Seller under any workers compensation plan or policy or for long term disability. Premiums for COBRA coverage with respect to any former employees or beneficiaries are paid by the former employees or beneficiaries. All employees and consultants hired by Seller have been and are in full compliance with the applicable United States immigration and naturalization laws, including, without limitation, the Immigration and Nationality Act. Seller has all necessary and required documentation (e.g. I-9s) for all employees and consultants, including the Transferred Employee. No legal proceedings, hearing or investigations have been completed in the last five years of any employees of Seller or are currently pending, or, to the knowledge of Seller, are threatened by any Governmental Entity that in any way relate to any United States immigration or other applicable law, rule or regulation. There are no proceedings, hearings, investigations or other actions pending or threatened in writing to Seller or its Affiliates, between Seller and its employees or involving Seller and/or any employee with any Governmental Entity, any of which proceedings have or would reasonably be expected to have a Material Adverse Effect on Seller. Seller has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with Seller. Seller has fully paid its payroll through the Closing Date.

3.16 Legal Compliance; Restrictions on Business Activities.

Seller and the conduct and operations of its Business are in compliance in all material respects with each law (including rules, regulations and requirements thereunder) of any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Seller or Business, unless such non-compliance would not have a Material Adverse Effect on Seller. There is no agreement, judgment, injunction, order or decree binding upon Seller which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Business as currently conducted by Seller.

3.17 Permits.

Schedule 3.17 of the Seller Disclosure Schedules sets forth a list of all Permits material to Seller and required to conduct the Business and that are issued to or held by Seller. No Permit has been revoked or otherwise lost by Seller that was maintained by Seller to conduct the Business in the ordinary course. Such listed Permits are the only Permits that are required for Seller to conduct its Business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Seller. Each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened in writing and to Seller’s knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Except as set forth in Schedule 3.17, each such Permit will continue in full force and effect following the Closing.

3.18 Brokers’ Fees.

Except as set forth in Schedule 3.18, Seller has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement.

3.19 Accounts Receivable.

All of the Accounts Receivable were derived from goods delivered or services rendered to non-Affiliated third parties, and constitute only bona fide valid claims against debtors for sales and other charges. None of Seller’s Accounts Receivable is subject to discount except for normal cash and immaterial trade discounts and is collectible in the Ordinary Course of Business subject to ordinary reserves. Seller has not received and does not expect to receive any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of Seller’s Accounts Receivable. The value at which reserves are carried reflect the reserve valuation policy of Seller, which is consistent with its past practice and in accordance with GAAP applied in accordance with Seller’s past practices.

3.20 Software.

Schedule 3.20 sets forth an accurate, correct and complete list and summary description of (a) all material Software and identifies specifically Third Party Software, (b) any other material Software employed in the Business which is not Owned Software or Third Party Software, other than so called “shrink wrap” Software which is not a component of the Software licensed or sold to Seller customers, (c) in each case whether the particular component of Software is employed in the Software licensed or sold by Seller to its customers and (d) all Software development projects undertaken within the past two years with persons other than employees, together with an identification of the persons undertaking such projects.

3.21 Marketing Partners, Suppliers and Advertisers.

Schedule 3.21 attached hereto sets forth Seller’s Marketing Partners, suppliers and advertisers, excluding agreements with Carriers. Except as Set forth on Schedule 3.21, there are no material outstanding disputes with any Marketing Partners, supplier or advertiser of the Business, and no Marketing Partner, supplier or advertiser has given notice that it will not do business with (or that it will materially reduce its business with) Seller in the future, or with Buyer following the consummation of the transactions contemplated hereby. For purposes of this Section 3.21, “Marketing Partners” shall mean those entities which are authorized by Seller to use its website to refer customers who may be interested in purchasing wireless products and services of Seller for which Seller will pay commission. As of the Effective Date, the marketing agreements with those entities on Schedule 3.21 are assignable without consent of any Person,

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

except as noted on Schedule 3.21. As of the Closing Date, Seller will assign its rights under such agreements to Buyer. Seller makes no representation with respect to the effect that the transactions contemplated by this Agreement may have on the Marketing Partner’s willingness to have Buyer perform under such agreements.

3.22 Environmental Matters.

Except for any matter that would not reasonably be expected to have a Material Adverse Effect: (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no legal proceeding or action is pending or, to the knowledge of Seller, threatened against Seller, in each case which is unresolved, with respect to any matters arising out of any Environmental Law and relate to Seller, the assets, properties or Business; and (b) Seller is in compliance with all Environmental Laws, and possesses and is in compliance with all material permits, authorizations and licenses required for its current operations under applicable Environmental Laws.

3.23 Inventory.

Schedule 3.23 sets forth a complete and detailed list of Seller’s inventory as of September 30, 2004. Seller’s inventory is carried on the Seller Financial Statements and is valued and reported in a manner consistent Seller’s past practices, and in accordance with GAAP, consistently applied. The inventory of the Business is of a quantity that is substantially consistent with the normal patterns of the Business. There have been no reductions or increases in Seller’s inventory since September 30, 2004, except in the Ordinary Course of Business. The inventory is fit and sufficient for the purpose for which it was procured or manufactured.

3.24 Returns.

Except as set forth on Schedule 3.24, Seller has not had any of its products related to the Business returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems or any other return that is not material, and Seller has no knowledge of any pending material warranty claims for such products, any right to return such products in material quantities or other material Liability relating to returns not in the Ordinary Course of Business.

3.25 Product Liability/Warranty.

Except as set forth on Schedule 3.25, Seller does not have any material liability as of the date hereof, either individually or in the aggregate, arising out of any Damages that are finally adjudicated, including all applicable periods of appeal, arising out of any injury to any Person or property (real or personal) as a result of the ownership, possession or use of any product marketed, sold, leased or delivered by Seller. Seller is not subject to any guaranty, warranty or other indemnity relating to any products marketed, sold, leased or delivered.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.26 Customer Coupon Liability.

Seller has no material obligations or Liabilities with respect to any coupon or other rebate program, except in the Ordinary Course of Business.

3.27 Related Party Transactions.

Except as set forth on Schedule 3.27, no Affiliate of Seller has, or since December 31, 2003 has had, any Contract, business arrangement or business relationship with the Business, and no Affiliate of Seller owns, or since December 31, 2003 has owned, any material asset or property used in the Business, including, without limitation, any customer, supplier, competitor or potential competitor or lessor.

3.28 Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon Seller or its properties or assets (including, without limitation, its Intellectual Property) which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property or assets by Seller or the conduct of the Business, including any exclusive distribution or licensing agreements.

3.29 Investment Intent.

Seller understands and acknowledges and agrees and represents that: (a) it is an “accredited investor” as defined under Regulation D of the Securities Act; (b) Seller must bear the economic risk of its receipt of the Stock Consideration and Earn Out Stock; (c) Seller is acquiring the Stock Consideration, the Earn Out Stock, for Seller’s own account for investment only, and not with a view towards their distribution; (d) the Stock Consideration and Earn Out Stock are restricted shares, have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving a public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available; (e) Seller is fully aware and assumes the risk that the Stock Consideration and the Earn Out Stock (if any) are being delivered to Seller is priced based upon a fixed value formula set forth in Section 2.5 and Section 2.6 and, consequently, the number of shares of InPhonic Common Stock that Seller will receive is numerically fixed as of the Effective Date and, as a result, the value of the Stock Consideration and the Earn Out Stock may increase or decrease as the market price increases or decreases and Seller is fully aware that these changes in market price may either increase or decrease the value of the InPhonic Common Stock and the overall value of the Acquisition; (f) Seller fully understands and is aware that there is no assurance of any return on the Stock Consideration or the Earn Out Stock; (g) Seller has made its own investment decision about the Stock Consideration and the Earn Out Stock; (h) Seller is not relying upon any non public information, including any information relating valuation or projections, provided by InPhonic or

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Buyer or otherwise in making its decision to enter into this Agreement and receive Stock Consideration and Earn Out Stock; (i) Seller acknowledges and is aware that actual results may vary from those anticipated or implied in any forecast or projection and there is no assurance of actual results; (h) Seller has been advised and is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of restricted securities purchased in a private placement transaction subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about InPhonic, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations; (i) Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Stock Consideration and the Earn Out Stock, under the circumstances, in the amounts or at the times Seller might propose; and (j) the certificate(s) representing the Stock Consideration and Earn Out Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

Such shares shall also be subject to a “stop order” with InPhonic’s registrar and transfer agent.

Notwithstanding the foregoing, Seller shall not sell, transfer or otherwise distribute the Stock Consideration for a period of one (1) year from the Closing Date, except pursuant to an exemption under the Securities Act with an opinion of counsel reasonably satisfactory to InPhonic and its legal counsel. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Stock Consideration, and Seller does not have any present plans to enter into any such contract, undertaking, agreement or arrangement. Seller has had an opportunity to discuss Buyer’s and InPhonic’s business, management and financial affairs with directors, officers and management of Buyer and InPhonic and has had the opportunity to review their operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from, InPhonic and its management regarding the Stock Consideration.

3.30 Disclosure.

No representation or warranty by Seller contained in this Agreement or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate this transaction, Buyer hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date (as if each such representation and warranty was remade on the Closing Date), that except as set forth in the Disclosure Schedules of Buyer (the “Buyer Disclosure Schedules”) attached hereto and incorporated herein by reference, the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date. Unless otherwise specified, for purposes of this Article IV, the term “Buyer” shall refer to each of Buyer and InPhonic.

4.1 Organization, Qualification and Corporate Power.

Buyer is a company duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer. Buyer has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction.

Buyer has the corporate power and authority to execute and deliver this Agreement (including the Ancillary Agreements and all other agreements referred to herein or contemplated hereby) and to fully perform its obligations hereunder and consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement (and the Payment Guaranty as it relates to InPhonic) has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller and the Principals, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.3 Subsidiaries.

Except as set forth in Schedule 4.3, Buyer does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. Buyer is not a participant in any joint venture, partnership or similar arrangement.

4.4 InPhonic Financial Statements and SEC Filings.

(a) InPhonic has provided to Seller (i) the audited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2003, 2002 and 2001 and (ii) the unaudited balance sheet, statement of operations and statement of cash flows as of September 30, 2004. Such financial statements (collectively, the “InPhonic Financial Statements”) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of InPhonic as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of InPhonic. The interim InPhonic Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein and except that they do not contain all footnotes required under generally accepted accounting principles, and present fairly the financial condition of InPhonic as of the date of the balance sheet and the operating results of InPhonic during the period indicated therein, subject to normal recurring year end audit adjustments.

(b) InPhonic has previously made available to Seller (or Seller has obtained copies as filed on the SEC website) an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement, if any, filed since September 30, 2004 by InPhonic with the SEC pursuant to the Securities Act or the Exchange Act (the “InPhonic SEC Documents”) and no such registration statement, prospectus, report, schedule, proxy statement, if any, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date, that does not have a Material Adverse Effect upon an InPhonic SEC Document, shall be deemed to modify information as of an earlier date. InPhonic has timely filed all InPhonic SEC Documents and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all InPhonic SEC Documents complied in all material respects with the published rules and regulations of the SEC with respect thereto, including the provisions of the Sarbanes-Oxley Act of 2002 to the extent applicable to InPhonic.

4.5 Liabilities.

InPhonic has no material liabilities and, to the best of Buyer’s knowledge, knows of no material contingent liabilities not disclosed in InPhonic Financial Statements, except current

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

liabilities incurred in the ordinary course subsequent to December 31, 2003 which have not been, either in any individual case or in the aggregate, materially adverse.

4.6 Absence of Certain Changes.

Since September 30, 2004, InPhonic has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, any Material Adverse Effect on InPhonic.

4.7 Title to Properties and Assets; Liens, Etc.

Except as set forth in Schedule 4.7, InPhonic has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the InPhonic Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of InPhonic, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by InPhonic are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. InPhonic is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.8 Patents and Trademarks.

(a) Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Buyer bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products, and those arising in the Ordinary Course of Business.

(b) Buyer is not aware of any allegations that Buyer has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(c) Buyer is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Buyer or that would conflict with Buyer’s business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Buyer’s business by the employees of Buyer, nor the conduct of Buyer’s business as presently proposed, will, to Buyer’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Buyer does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Buyer, except for inventions, trade secrets or proprietary information that have been assigned to Buyer.

(d) Buyer is not aware of any claims by any other person or entity contesting the validity, enforceability, use or ownership of any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted. Buyer is not aware of any infringement or misappropriation by any other person or entity with respect to any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted.

4.9 Litigation.

Except as set forth in Schedule 4.9, there are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or involving Buyer likely to have a Material Adverse Effect.

4.10 Compliance with Other Instruments.

(a) Buyer is not in violation or default of any term of Buyer Certificate of Formation or other applicable governing documents, or of any material term of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, or writ. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Stock Consideration Shares and Earn Out Stock pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such material term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Buyer, its business or operations or any of its assets or properties.

(b) Buyer has avoided every condition, and has not performed any act, the occurrence of which would result in Buyer’s loss of any right granted under any license, distribution agreement or other agreement to which Buyer is a party if such loss would have a Material Adverse Effect.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.11 Compliance with Law.

No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Stock Consideration Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing as will be filed in a timely manner. Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect on the business, properties, prospects or financial condition of Buyer, and Buyer believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.12 Tax Returns and Payments.

Buyer has paid all Taxes and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to Taxes imposed thereon or in connection therewith due as of the Closing Date. Buyer has timely filed or has obtained presently effective extensions with respect to all Tax Returns that Buyer is required to file. The Tax Returns are true and correct and all taxes shown thereon to be due have been timely paid. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. Buyer has either paid or established in the Financial Statements adequate reserves for the payment of all such Taxes due or claimed to be done by any taxing authority in connection with any such Tax Returns. None of Buyer’s federal income tax returns have been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the knowledge of Buyer, threatened. Buyer has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom (including, but not limited to, federal income taxes and Federal Insurance Contribution Act taxes) and has paid all such amounts to the appropriate taxing authorities when due. Buyer’s net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which Buyer is a party or by which it is otherwise bound will not have the effect of limiting Buyer’s ability to use such net operating losses in full to offset such taxable income.

4.13 Full Disclosure.

Buyer has provided Seller with all information requested by Seller in connection with their decision to enter into the transactions contemplated by this Agreement and to Buyer’s knowledge, including all information Buyer believes is reasonably necessary to make such investment decision. Neither this Agreement, the Exhibits hereto, the Ancillary Agreements nor any other document

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

delivered by Buyer to Seller or their attorney or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Buyer’s knowledge, there are no facts which (individually or in the aggregate) will have a Material Adverse Effect that have not been set forth in the Agreement, the Exhibits hereto, the Ancillary Agreements or in other documents delivered to Seller or their attorney or agents in connection herewith.

4.14 Insurance.

Buyer has general business liability, fire and casualty insurance policies with coverage customary for companies similarly situated to Buyer.

4.15 Shares and Corporate Documents.

The Stock Consideration to be issued hereunder has been duly authorized and when issued will be valid and legally issued, fully paid and nonassessable, free and clear of all liens or encumbrances, and not in violation of any preemptive or similar rights or any applicable securities laws. Prior to the date hereof, Buyer has delivered to Seller a true, correct, and complete copy of Buyer Certificate of Formation.

4.16 Disclosure.

No representation or warranty by Buyer contained in this Agreement or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Buyer pursuant to this Agreement, contains any untrue statement of a material fact.

ARTICLE V

COVENANTS

5.1 Best Efforts.

Each Party shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2 Notices and Consents.

Buyer and Seller shall use its respective best efforts to obtain, at its respective expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be reasonably required by or with respect to Buyer or

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Seller, respectively, in connection with the transactions contemplated by this Agreement, including, without limitation, any Transferred Employee.

5.3 Operation of Business.

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing Date, Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations, unless such non-compliance would not have a Material Adverse Effect on Seller and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, Marketing Partners and others having business dealings with so that its goodwill and the Business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer:

(a) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Subsidiary, Affiliate or other Person; forgive any debt or make any loans, advances or capital contributions to, or investments in, any Subsidiary, Affiliate or other Person, except in the Ordinary Course of Business;

(b) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or Transferred Employees listed on Schedule 5.12(a), generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

(c) acquire, sell, lease, encumber or dispose of any material assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(d) amend its Charter or Bylaws;

(e) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as reasonably required by Buyer;

(f) discharge or satisfy any Encumbrance or pay any Liability other than in the Ordinary Course of Business;

(g) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest or other Encumbrance;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(h) sell, assign, transfer or license any Intellectual Property;

(i) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or material default under, or waive, release or assign any rights under, any material contract or agreement;

(j) make or commit to make any capital expenditure in excess of $15,000 per item or $25,000 in the aggregate;

(k) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Acquisition set forth in Article VI not being satisfied;

(l) enter or amend into any material Contract, other than in the Ordinary Course of Business, or any material amendment or termination of, or material default under, any material contract to which Seller is a party or by which it is bound;

(m) commence any litigation other than (i) for the routine collection of bills or (ii) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Seller’s Business, provided that Seller consults with Buyer prior to the filing of such a suit;

(n) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o) engage in any other transactions outside of the Ordinary Course of Business; or

(p) agree in writing to, or otherwise to take, any of the foregoing actions.

5.4 Notice of Breaches.

Seller shall promptly deliver to Buyer written notice of any event or development of which Seller is aware and that would (a) render any statement, representation or warranty of Seller in this Agreement (including the Seller Disclosure Schedules) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any agreement or covenant in this Agreement applicable to such party. Buyer shall promptly deliver to Seller written notice of any event or development of which Buyer is aware and that would (i) render any statement, representation or warranty of Buyer in this Agreement inaccurate

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

or incomplete in any material respect, or (ii) constitute or result in a breach by Buyer of, or a failure by Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

5.5 Full Access.

During the period between the date of this Agreement and the Closing Date, Seller shall permit Buyer and Buyer’s Representatives to have reasonable access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Acquired Assets and Assumed Liabilities or the Business, operations and financial condition of Seller, subject to compliance with applicable confidentiality obligations of Buyer.

5.6 Exclusivity.

Seller agrees that from the date of execution of this Agreement until the earlier of (a) Closing or (b) termination of this Agreement in accordance with Article VII, none of Seller or Seller’s Representatives shall: (i) directly or indirectly communicate or engage in negotiations regarding, or provide information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity other than Buyer to do or seek, an acquisition of all or any part of the equity interests of assets of Seller (by merger, consolidation or otherwise); (ii) directly or indirectly solicit, initiate, entertain, or encourage any proposal or offer related to such an acquisition; or (iii) enter into any understanding, letter of intent or agreement in connection with the foregoing; provided, however, that nothing herein shall be deemed to be a restraint on the proper exercise by the Board of Directors of its fiduciary duties. Seller shall notify Buyer promptly of the receipt by Seller or any Seller Representative of any inquiry, offer or proposal relating to such an acquisition. The term “indirectly” shall include, but not be limited to, Seller’s Representatives and the Principals.

5.7 Supplements.

It is understood and agreed that Seller has a continuing obligation until the Closing Date to amend or supplement promptly this Agreement with respect to any matter hereafter arising or discovered which, if existing or known as of the Effective Date would have been required to be set forth or described in this Agreement or that is necessary to complete or correct any information in any representation or warranty of Seller contained in this Agreement.

5.8 Seller’s Consent.

Seller covenants that it will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions it has under any employment, non-compete or other arrangements with any of Seller’s former employees who are to be Transferred Employees after the Closing or otherwise relate to the Acquired Assets.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.9 Public Announcements.

Except as provided in Section 9.1 (second paragraph) and as required by law, neither Seller nor any agent or Affiliate of Seller shall make any public statements, including, without limitation, any press releases or other public disclosure, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

5.10 Transition of Assets and Liabilities.

Seller agrees to provide reasonable assistance to Buyer, at Buyer’s expense (except if such assistance is necessary because of Seller’s failure to perform hereunder) in the transition of the Acquired Assets and the Assumed Liabilities to Buyer pursuant to the terms and conditions of this Agreement.

5.11 Payment of all Taxes and Other Retained Liabilities.

(a) Except as set forth on Schedule 5.11(a) or as otherwise set forth in this Agreement, Buyer shall pay in a timely manner all Taxes, fees and charges imposed upon it that arise from or are incurred by reason of, resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.

(b) Except as indicated on Schedule 5.11(b)(i), Seller shall pay, or make adequate provision for the payment in due course, in full of all of its Retained Liabilities as of the Closing Date, which shall include, but not be limited to, Seller Obligations set forth on Schedule 5.11(b)(ii).

(c) Any and all New York State sales taxes relating to or arising from the Acquisition and the transactions contemplated hereby shall be shared equally by Seller and Buyer in the amount set forth on Schedule 5.11(c). Buyer shall bear the transfer and use taxes relating to or arising from the Acquisition. All other sales, transfer, and use taxes from any other city, county, state or other jurisdiction shall be timely paid by Buyer.

5.12 Seller Employees.

(a) Offers of Employment.

No later than two (2) business days prior to the date on which it is anticipated that the Closing will occur, Buyer shall make offers of employment to each of the key management employees of Seller listed on Schedule 5.12(a) who is employed by Seller on such date (the “Selected Employees”). Selected Employees shall be offered employment agreements, in substantially the form attached as Exhibit D, and such employment agreement shall have a term of

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

at least one (1) year. The salary to be offered to each such Selected Employee shall be commensurate with the other executives and management employees of Buyer in substantially similar positions and responsibilities as the position to be filled by such Selected Employee. Any incentive compensation of any Selected Employee shall be mutually agreed upon among Buyer and each Selected Employee. Such offers will include the requirement that such employees execute the Non-Competition Agreement, in substantially the form attached as Exhibit C as well as such agreements or complete such other activities as any new employee of Buyer would be required to execute or complete. Seller shall use its best efforts to enable Buyer to hire such Selected Employees. Selected Employees who accept Buyer’s offer of employment shall be referred to as “Transferred Employees.” Seller shall be responsible for (i) any claims, liabilities or obligations arising, accrued or incurred on or prior to the Closing Date under applicable law under Seller’s Employee Benefit Plans, Seller’s worker’s compensation, unemployment and disability arrangements, employment or severance agreements, any stock option or other equity based, bonus, incentive or deferred compensation or severance plan or arrangement, (ii) any liability for wage payments, severance payments and worker’s compensation, unemployment and disability insurance arrangements with respect to employees of Seller and their dependents who are not Transferred Employees, (iii) the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of COBRA for all employees of the Business and their dependents who are not Transferred Employees and (iv) any fines, penalties or payments required under the WARN Act, if applicable, for all employees of the Business and their dependents who are not Transferred Employees, unless a claim related to the WARN Act arises out of or results from any action or inaction of Buyer after the Closing Date. Any Transferred Employee shall become eligible to participate in Buyer’s employee benefit programs available for comparably situated employees.

(b) No Continuing Obligation.

Nothing herein shall be construed or interpreted to impose on Buyer any obligation for the continuation of employment of any Transferred Employee for any period of time following the Closing or limitation on its ability to modify any compensation or benefits provided to any Transferred Employee beyond the terms of their Employment Agreement.

(c) Seller Liability for Equity Compensation.

Seller shall retain liability for all grants of rights to purchase shares of Seller’s stock as well as grants of restricted stock, restricted units and any other equity or equity-based awards under the equity-based plans and programs of Seller that were granted prior to the Closing to the employees of Seller or any other Person in accordance with the terms of the plans and programs under which such grants were made.

5.13 Employee Benefits.

(a) Schedule 5.13 lists each Employee Benefit Plan that Seller or any of its Subsidiaries maintains, to which Seller or any of its Subsidiaries contributes or has any obligation

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

to contribute, or with respect to which Seller or any of its Subsidiaries has any liability or potential liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, other than where there would not be a Material Adverse Effect.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA, other than where there would not be a Material Adverse Effect.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries, other than where there would not be a Material Adverse Effect. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan, other than where there would not be a Material Adverse Effect.

(iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of any Seller or any director or officer

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(or employee with responsibility for employee benefits matters) of Seller or Subsidiaries, threatened. No Seller Stockholder and no director or officer (or employee with responsibility for employee benefits matters) of Seller or any Subsidiary has any knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(b) Neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §(3(5)). No asset of Seller or any of its Subsidiaries is subject to any Encumbrance under ERISA or the Code.

5.14 Restrictions on Seller Dissolution and Distribution.

Seller shall not dissolve or make any sale, distribution or transfer of the Stock Consideration or Earn Out Stock, if any, received pursuant to this Agreement, until (1) Seller’s payment of all Retained Liabilities and (2) the expiration of a period of one (1) year from the Closing Date for Stock Consideration and for shares of InPhonic Common Stock received as Earn Out Stock, the one year period will begin as of the date Seller receives the shares pursuant to Section 2.6, unless otherwise agreed to by Buyer or Seller first obtains a legal opinion addressed to and delivered to Buyer, that is reasonably acceptable to Buyer, from Seller’s legal counsel on this transaction or a nationally recognized and accredited law firm on behalf of Seller (the “Legal Opinion”) opining, that any sale, distribution or transfer of the Stock Consideration or Earn Out Stock, if any, (i) will not violate InPhonic’s exemption relied upon under the Securities Act to issue the Stock Consideration and the Earn Out Stock to Seller; (ii) is being completed in compliance with the applicable federal and state securities laws; and (iii) will be legally and validly made pursuant to an exemption under the Securities Act and applicable state securities laws.

5.15 Continuation of Seller’s Operations Post-Closing and 2004 Audit.

(a) Seller agrees to continue to continue to fully perform and provide all such services required under Excluded Contracts after the Closing Date, which such performance and services being provided at the same level or greater as may be required under those Excluded Contracts. Seller shall also make full and timely payment of all Retained Liabilities. Buyer agrees to fully perform and provide all such services under any Assumed Contracts in accordance with its terms. Seller agrees that the Principal Employees will remain employed by Buyer for a period of at least one year after the Closing Date, except in the case of termination of any such Principal Employee by Buyer “for cause” as such termination is defined and set forth in their applicable employment or consulting agreement with Buyer, as the case may be. If any Carrier does not consent to assign its contract with Seller, then Seller may not assign or otherwise transfer the contract or any rights thereunder to any Person and must immediately terminate the contract,

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

unless such termination would result in a material termination penalty to Seller, in which case, Seller must let the contract expire in accordance with its terms, without incurring any Encumbrance or Liability thereunder (except for such Encumbrance or Liability incurred at the direction of Buyer).

(b) Seller shall make payment when due of the amount of $[***] to KPMG LLP (“KPMG”), as payment for costs, fees and expenses that KPMG will incur to complete the audit of Seller’s Financial Statements for the year ended December 31, 2004. Provided Mr. Sinha and Mr. Gopalani are covered by InPhonic’s director and officer insurance policy then in effect consistent with senior officers of InPhonic, the Principal Employees, Mr. Andy Sinha and Mr. Gary Gopalani, agree that each will sign the KPMG auditor representation letter (in a form consistent with the officers of InPhonic based upon their respective businesses) prepared with respect to the audit of the Seller Financial Statements for the period ended December 31, 2004 and will cooperate with KPMG in the preparation of such audit. Failure of the Principal Employees Mr. Andy Sinha and Mr. Gary Gopalani to sign the representation letter referenced in the preceding sentence shall be a material breach of this Agreement.

5.16 Payment of Buyer Fees and Expenses Relating to Bankruptcy.

In the event that either Seller or any of its Affiliates or Subsidiaries either voluntarily or involuntarily enters into bankruptcy proceedings at any time and the Acquired Assets or other transactions contemplated by this Agreement become the subject of such bankruptcy proceeding and Buyer is required to file any petition or otherwise appear to defend this Agreement and the transactions contemplated hereby, then Seller shall pay when due any and all Damages upon final resolution, including all applicable periods for appeal, including, withdrawal limits, legal fees, relating to Buyer’s defense of this Agreement or the transactions contemplated hereby in such bankruptcy proceeding.

5.17 Corporate Name.

As soon as practicable, and in any event not more than 30 days following the Closing, Seller shall take all actions necessary to change its name to a name that does not contain the words “A1 Wireless” or “A1 Wireless USA” and is not similar to or subject to confusion with its present name.

5.18 Noncompetition.

(a) During the period commencing on the Closing Date and ending on the fifth anniversary thereof, neither Seller nor the Principals, shall, directly or indirectly through any Subsidiary, Affiliate, partnership, joint venture or agent, for its or their own account or as an owner, stockholder (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), operator, manager, advisor or consultant of or to any Person: (i) participating or engaging in, or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in the Business

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

in any jurisdiction in which the Business was conducted on the Closing Date or otherwise offer, market, sell, activate or distribute wireless products, services and/or accessories over the Internet; or (ii) employing, engaging or seeking to employ or engage any individual who at or prior to the Closing had been an employee of Seller. Performance and compliance by a Principal with the terms of an employment agreement or consulting agreement with Buyer or any Affiliate shall not constitute a breach of this Section 5.18(a). Any Principal who subsequent to the Effective Date executes and becomes bound by the terms of an employment agreement or consulting agreement with Buyer or an Affiliate and such agreement contains a non-competition agreement substantially similar in scope and term, then such Principal shall no longer be bound by the terms of this Section 5.18(a) at the time such employment or consulting agreement is effective.

(b) Neither Seller nor the Principals shall directly or indirectly through any Subsidiary, Affiliate, partnership, joint venture or agent, for its or their own account or as an owner, stockholder (other than through the ownership of 5% or less of any class of securities registered under the Exchange Act, operator, manager, advisor or consultant of or to any Person conduct any business activity over the Internet for a period of one year after the Closing Date, except that the Affiliates set forth on Schedule 5.18(b) shall have the authority during such one year period to allow their subdealers to purchase wholesale product over the Internet to connect to PCC and or any Affiliate’s back-end processing systems provided that it or they do not otherwise offer, market, sell, activate or distribute wireless products, services and/or accessories over the Internet. Should PCC and/or any Affiliate become aware that any third party and/or any subdealer that has established a competitive business and activating wireless devices and services over the Internet to the public pursuant to an agreement that any of Seller, its Affiliates or related Person is a party, then they will terminate such agreement and the relationship immediately. The obligations under this Section 5.18(b) are exclusive to those in Section 5.18(a) and shall in no way excuse, mitigate, reduce, conflict with or alter Seller’s or the Principals’ obligations under Section 5.18(a). Performance and compliance by a Principal with the terms of an employment agreement or consulting agreement with Buyer or any Affiliate shall not constitute a breach of this Section 5.18(b).

(c) The Parties and the Principals hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.18. It is the intention of the Parties and the Principals hereto that the provisions of this Section 5.18 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability of any provisions of this Section 5.18 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.18. Accordingly, if at the time of enforcement of any provision of this Section 5.18 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties and the Principals hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable law.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.19 Apportioned Items.

Commencing at the Closing, the utilities and other non-material operating expenses relating to the operation of the Business shall be apportioned between the Seller and Buyer to the extent that such expenses were incurred by such Party.

5.20 Right to Collect Accounts Receivable.

Buyer hereby agrees to license to Seller the right to use the “A1 Wireless” letterhead and any related trade name, service mark or logo on the letterhead or other pre-printed correspondence for the sole and express purpose of collection of Seller’s trade Accounts Receivable (as of the Closing Date) that are Excluded Assets.

5.21 Turnover of Accounts Receivable to Seller and Offset Rights/Reimbursements of Buyer.

Buyer shall immediately pay to Seller any and all trade Accounts Receivable that are Excluded Assets collected on behalf of Seller immediately upon receipt by Buyer. In the event Buyer’s Carrier commissions are reduced or withheld by a Carrier due to pre-Closing Date activations of Seller which are deactivated by a Carrier post Closing Date (the “Reduced Commission Amount”), the Buyer shall have the right to offset the Accounts Receivable due Seller pursuant to this Section 5.21 by such Reduced Commission Amount, or be immediately reimbursed in, an amount equal to the Reduced Commission Amount.

5.22 Personal Guarantees.

To the extent contracts are Assigned Contracts, Buyer shall cooperate with Seller and use its reasonable best efforts to obtain releases in connection with the personal obligations under those personal guarantees relating to the Assigned Contracts identified on Schedule 5.22, and Buyer shall indemnify Seller for any liability or damage incurred by any personal guarantor under the personal guarantees identified on Schedule 5.22 relating to Assumed Liabilities at Closing and any liability or damage incurred by any personal guarantor under any Assigned Contract due to Buyer’s performance thereunder post-Closing.

5.23 Delivery of Customer Information.

Seller has provided all documentation, lists, files (electronic or paper) and other information relating to orders and customers of Seller, whether in the past, current or contemplated in the future and are set forth in Seller’s local network. Seller agrees that the documentation, lists, files and other information relating to orders and customers of Seller shall be as of and after the Closing Date the sole property of Buyer, and in acknowledgement of this, neither Seller nor any other Person has retained or will retain any copies of any documents, lists, files and/or other information relating to orders and customers of Seller or any other information prepared using such information.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.24 Seller Customer Rebates.

Seller shall fully and timely pay all rebates owed to any consumer in accordance with Seller’s rebate program policy (as in effect at the time of such rebate submission by the consumer) and satisfy all obligations with respect to the Carrier as they come due in the Ordinary Course of Business.

5.25 Unassigned Assigned Contracts.

In the event that Seller is unable to assign any Contract that Buyer agrees to be listed as an Assigned Contract, Buyer agrees to fully perform and provide all services required thereunder and make full and timely payment for obligations that arise after the Closing Date thereof to the extent that the other party permits performance.

ARTICLE VI

CLOSING DELIVERIES

6.1 Each Party’s Obligations.

The following are the respective obligations of each Party to consummate the Acquisition are subject to the satisfaction of the following conditions:

(a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall have been issued; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal; and

(b) no proceeding in which Seller or Parent shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought, be pending or threatened in writing, and not at the direction or influence of Buyer, by or against Seller under any United States or state bankruptcy or insolvency law.

6.2 Seller Deliveries and Actions For Closing.

The following are the deliveries and actions to be satisfied by Seller:

(a) the Agreement and the Acquisition shall have been duly approved and adopted by the Requisite Stockholder Approval of Seller’s stockholders;

(b) the representations and warranties of Seller set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(d) Seller shall have no outstanding Liabilities, Encumbrances or Seller Obligations related to the Acquired Assets or which may materially affect Buyer’s right, title and interest in the Acquired Assets or Assumed Liabilities after the Closing, except as indicated to Buyer in the Seller Disclosure Schedules;

(e) an executed Bill of Sale and Assignment of Contract substantially in the form attached hereto as Exhibit A;

(f) executed the instruments of sale, conveyance, assignment and transfer (including, without limitation, Intellectual Property transfer documents), in form and substance satisfactory to Buyer, as Buyer shall reasonably request, to convey, transfer and assign to, and vest in, Buyer good, record and marketable title to the Acquired Assets, free and clear of all Liabilities and Encumbrances, substantially in the forms attached hereto as Exhibit B;

(g) copies of Seller’s current customer list, marketing materials, brochures and other printed materials as they relate to the Acquired Assets;

(h) executed Employee Invention Assignment, Non-Solicitation, Confidentially and Non-Competition Agreement (“Non-Competition Agreement”) from Seller employees listed on Schedule 5.12(a) in substantially the form attached hereto as Exhibit C;

(i) an executed Customer Consents, in substantially the form attached hereto as Exhibit E;

(j) an executed Assignment and Assumption Agreement (“Assumption Agreement”), in substantially the form attached hereto as Exhibit H;

(k) an executed legal opinion of Seller’s legal counsel, that contains the opinions as set forth in substantially the form attached hereto as Exhibit F;

(l) such documents contemplated by Section 2.8;

(m) (i) copies of any contracts, files, data and documents pertaining to the Acquired Assets or the Assumed Liabilities and (ii) Software source code that operates Seller’s back office functions for the Business;

(n) all of the waivers, permits, consents (including, without limitation carrier consents and key marketing partner consents), approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2, unless otherwise disclosed in the Seller Disclosure Schedules;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(o) all UCC filings to terminate all financing statements relating to the Acquired Assets;

(p) true and complete copies of all national, provincial, municipal and local income, franchise, property and other Tax Returns filed by Seller with respect to the Acquired Assets for the last three (3) fiscal years;

(q) an executed Lease Agreement, in substantially the form attached as Exhibit I, for the property located at 39-40 30th Street, Long Island City, New York (“Lease Agreement”);

(r) executed employment and/or consulting agreements between Buyer and Principal Employees in substantially the form attached hereto as Exhibit G;

(s) a duly executed certificate of the corporate secretary of Seller, certifying (i) that the Charter as in effect on the date hereof remains in full force and effect and has not been amended or superseded, (ii) that the Bylaws as in effect on the date hereof remain in full force and effect and have not been amended or superseded, (iii) that the resolutions of the Board of Directors of Seller authorizing this Agreement and the transactions contemplated hereby are in force and effect and have not been amended, (iv) to the evidence of and the receipt of the Requisite Stockholder Approval, and (v) to the incumbency of the officers of Seller executing this Agreement or any Ancillary Documents;

(t) copies of such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request to convey good and marketable title to the Acquired Assets to Buyer free and clear of any Liability, Encumbrance or other right, except as expressly set forth in this Agreement;

(u) evidence of the New Account being established by Seller and deposit of the Cash Indemnity Amount into the New Account;

(v) copies of such other instruments of assumption as Buyer and its legal counsel reasonably may request.

Buyer may waive any delivery specified in this Section 6.2.

6.3 Buyer Deliveries and Actions For Closing.

The following are the deliveries and actions to be satisfied by Buyer:

(a) Buyer shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) the representations and warranties of Buyer set forth in Article IV shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(c) a duly executed certificate of the corporate secretary of Buyer, certifying (i) that the Buyer Certificate of Formation as in effect on the date hereof remains in full force and effect and has not been amended or superseded, (ii) that the resolutions of the sole Member of Buyer authorizing this Agreement and the transactions contemplated hereby are in force and effect and have not been amended, and (iii) to the incumbency of the authorized officers of Buyer executing this Agreement or any Ancillary Documents;

(d) delivery of the cash portion of the Earn Out Payment ($4,000,000) in an escrow account held with the Escrow Agent;

(e) an executed Assumption Agreement, in substantially the form attached hereto as Exhibit H;

(f) an executed Lease Agreement and delivery of the related security deposit;

(g) executed employment and/or consulting agreements between Buyer and Principal Employees in substantially the form attached hereto as Exhibit G;

(h) an executed Payment Guaranty by InPhonic in substantially the form attached hereto as Exhibit L; and

(i) copies of such other instruments of assumption as Seller and its counsel reasonably may request.

Seller may waive any delivery specified in this Section 6.3.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement.

The Parties may terminate this Agreement prior to the Closing Date as provided below:

(a) the Parties may terminate this Agreement by mutual written consent.

(b) Buyer may terminate this Agreement by giving written notice to Seller if Closing has not occurred on or before January 3, 2005 by reason of the failure of Seller to satisfy the conditions precedent in Sections 6.1 or Sections 6.2 (b), (e), (k), (r) and (s). Notwithstanding the foregoing, Buyer shall not terminate this Agreement pursuant to this Section 7.1(b) if: (i)

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Seller’s failure to comply with Section 6.2(b) is a results from any action of Buyer or InPhonic or (ii) a Seller breach of Service 6.2(b) occurs as of, or prior to the Closing Date and results in actual direct damages to Buyer of less than [***] Dollars ($[***]). For purposes of this Section 7.1(c), “actual direct damages” will not include consequential, incidental or punitive damages or normal fluctuation of Seller’s inventory level in the Ordinary Course of Business.

(c) Seller may terminate this Agreement by giving written notice to Buyer if Closing has not occurred on or before January 3, 2005 by reason of the failure of Seller to satisfy the conditions precedent in Sections 6.1 and Sections 6.2 (b), (d), (g) and (h).

(d) any Party may terminate this Agreement upon the occurrence of an act of God, act of war, terrorism, natural disaster and other events outside the control of the Parties that has a Material Adverse Effect upon the Business.

7.2 Effect of Termination.

If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except as specifically set forth herein including, without limitation, the provisions of Section 7.1(e) above). Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (a) liability of any Party for breaches of this Agreement; (b) confidentiality, as provided in Section 9.1; and (c) each Party’s obligation to bear its own fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 9.11. Nothing herein and no termination pursuant hereto will relieve or release any party from any liabilities or damages arising out of its breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Seller Indemnifying Person.

(a) Seller Indemnifying Person indemnify, defend, save and keep Buyer and its successors and assigns and its stockholders, directors, officers, Affiliates, representatives and employees (“Buyer Indemnified Persons”) and reimburse the Buyer Indemnified Person, harmless against and from all Damages sustained or incurred by any of the foregoing Buyer Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Seller herein, Ancillary Agreements, the Seller Disclosure Schedules (or supplement thereto) or in any certificate, exhibit or schedule delivered to Buyer in connection herewith, subject to Section 9.14, (ii) any breach of any covenant or obligation to be performed hereunder by Seller; (iii) any lien, charge, Liability, Encumbrance or Seller Obligation not expressly assumed by Buyer as set forth under Schedule 2.3; (iv) any third party claim arising from the Assumed Liabilities, the Acquired Assets, the transactions contemplated by this

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Agreement that are a result of Seller’s or an Affiliates acts or omissions prior to the Closing; (v) any court, administrative or bankruptcy proceeding involving Seller or otherwise relating to this Agreement; (vi) fraud or willful misconduct of Seller and its directors, officers, Affiliates, representatives and employees in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; or (vi) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of the transactions contemplated hereunder.

(b) As soon as practicable after obtaining knowledge thereof, any Buyer Indemnified Person shall notify the Seller Indemnifying Person, in writing, of any claim or demand which the Buyer Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Buyer Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Buyer Indemnified Person and if the Seller Indemnifying Person, acknowledges in writing its obligations to indemnify and hold harmless under this Section 8.1, the Seller Indemnifying Person shall have the right to employ such counsel that is reasonably acceptable to Buyer to defend any such claim or demand asserted against the Buyer Indemnified Person. The Buyer Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that unless the Buyer Indemnified Person bears a greater risk of loss than the Seller Indemnifying Person, the Buyer Indemnified Person shall control the defense of said claim or demand.

(c) The Buyer Indemnified Person shall make available to the Seller Indemnifying Person, or its representatives all records and other materials reasonably required for use in contesting any claim or demand asserted by a third party against any Buyer Indemnified Person. Whether or not the Seller Indemnifying Person so elects to defend any such claim or demand, the Buyer Indemnified Person shall not have any obligation to do so and the Buyer Indemnified Person shall not waive any rights it may have against the Seller Indemnifying Persons under this Section 8.1 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Buyer Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

(d) The indemnification obligations of the Seller Indemnifying Person shall survive until the one year anniversary of the Closing Date with the exception of any claims relating to intentional breach of a covenant, gross negligence, fraud, willful misconduct, Tax Liability, claims related to Environmental Laws, which shall survive until expiration of the applicable statutory periods; provided, however, that indemnification obligations of the Seller Indemnifying Persons hereunder shall survive with respect to any claim asserted by a Buyer Indemnified Person prior to expiration of the applicable indemnification period as provided herein.

(e) There shall be no liability for the Seller Indemnifying Person under this Section 8.1, unless the amount of Damages incurred by the Buyer Indemnified Person exceeds

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

$[***] in the aggregate (the “Deductible Amount”). After meeting the Deductible Amount, the Buyer Indemnified Person will recover its Damages, less $[***]. Seller’s liability to the Buyer Indemnified Person under this Section 8.1 shall be limited to a total of $[***] million (“Indemnification Cap”). The Deductible Amount and the Indemnification Cap will not apply to Damages that result from any claims related to Environmental Laws, intentional breach of a covenant, gross negligence, fraud, willful misconduct, Tax Liability, whereupon the Buyer Indemnified Person may seek all additional remedies available at law or in equity.

8.2 Indemnification by Buyer.

(a) Buyer shall indemnify, defend, save and keep Seller, its successors and assigns and its stockholders, directors, officers, Affiliates, representatives and employees (“Seller Indemnified Persons”), harmless against and from all Damages sustained or incurred by any of the foregoing Seller Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Buyer herein, Ancillary Agreements, the Buyer Disclosure Schedules or in any certificate, exhibit or schedule delivered to Buyer in connection herewith subject to Section 9.14, and (ii) any breach of any covenant or obligation to be performed hereunder by Buyer.

(b) As soon as practicable after obtaining knowledge thereof, any Seller Indemnified Person shall notify Buyer, in writing, of any claim or demand which the Seller Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Seller Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Seller Indemnified Person and if Buyer acknowledges in writing its obligations to indemnify and hold harmless under this Section 8.2, Buyer shall have the right to employ such counsel that is reasonably acceptable to Seller to defend any such claim or demand asserted against the Seller Indemnified Person. The Seller Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that unless the Seller Indemnified Person bears a greater risk of loss than Buyer, the Seller Indemnified Person shall control the defense of said claim or demand.

(c) The Seller Indemnified Person shall make available to Buyer or its representatives all records and other materials reasonably required for use in contesting any claim or demand asserted by a third party against any Seller Indemnified Person. Whether or not Buyer so elects to defend any such claim or demand, the Seller Indemnified Person shall not have any obligation to do so and the Seller Indemnified Person shall not waive any rights it may have against Buyer under this Section 8.2 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Seller Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(d) Buyer indemnification obligations under this Agreement shall survive until the one-year anniversary of the Closing Date.

(e) There shall be no liability for Buyer under this Section 8.2, unless the amount of Damages incurred by the Seller Indemnified Person exceeds $[***] in the aggregate. The first $[***] is not recoverable along with all other amounts for Damages by the Seller Indemnified Person. Buyer’s liability to the Seller Indemnified Person under this Section 8.2 shall be limited to $[***] million in the aggregate, other than Damages that result from fraud or intentional misconduct, whereupon the Seller Indemnified Person may seek all additional remedies available at law or in equity.

ARTICLE IX

MISCELLANEOUS

9.1 Confidentiality, Press Releases and Announcements.

No Party or Principal hereto shall (nor permit its Representatives to), directly or indirectly: (a) make any disclosure relating to any matter contemplated by this Agreement; or (b) disclose any information received from another Party or its Representatives in connection with the Acquisition, including without limitation, information received during a Party’s or Principal’s due diligence investigation (such party receiving such information, the “Receiving Party” and such party disclosing such information, the “Disclosing Party”); except as required by law or judicial or administrative processes. Information will not be subject to the provisions of this Section 9.1 which (x) is or becomes publicly available other than as a result of a breach by the Receiving Party; (y) is or becomes available on a non-confidential basis from a source which is not prohibited by contract or law from disclosing such information to the Receiving Party; or (z) was known by the Receiving Party prior to the disclosure thereof by the Disclosing Party other than by means that would be a violation of this Section 9.1 had it been in effect at the time of disclosure. Seller agrees that it will not sell or distribute (except to its stockholders as permitted by this Agreement) any of the Stock Consideration, Earn Out Stock or purchase any Buyer capital stock, until all Confidential Information about Buyer known to Seller are made public. Seller agrees that it shall cause any permitted transferee to agree not to sell or distribute any of the Stock Consideration, Earn Out Stock or purchase any Buyer capital stock, until all Confidential Information about Buyer known to the permitted transferee is made public. The Parties and Principals acknowledge and agree that any breach of this Section 9.1 by a Party or Principal would cause irreparable harm to the other Party or Principals hereto and that, in such event, each Party shall have the right, among other things, to preliminary and injunctive relief, in addition to any other relief to which such other Party may be entitled. In the event that the Acquisition is not consummated, the Receiving Party shall promptly return all such written information provided by the Disclosing Party or its Representatives and destroy any copies or notes derived therefrom.

The Parties and Principals agree and acknowledge that this Agreement will be disclosed in compliance with Buyer’s obligations under the Exchange Act.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement.

This Agreement, the Schedules, the Exhibits, the Ancillary Agreements, the documents and instruments and other agreements among the Parties referred to herein and the nondisclosure agreement signed by each of the Parties dated November 4, 2004 and incorporated herein by reference, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Buyer may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Seller.

9.5 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

If to Seller or Principals:

A1 Wireless USA, Inc.

39-40 30th Street

Long Island City, New York 11101

Attention: Andy Sinha, Chief Executive Officer

Facsimile: [***]

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

With a copy to:

Ruskin Moscou Faltischek, P.C.

East Tower, 15th Floor

190 EAB Plaza

Uniondale, New York 11556

Attention: Michael L. Faltischek, Esq.

Facsimile: [***]

If to Buyer:

CAIS Acquisition LLC

1010 Wisconsin Avenue, Suite 600

Washington, DC 20007

Attention: Lawrence S. Winkler, Authorized Officer

of sole Member, InPhonic

Facsimile: [***]

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037

Attention: Douglas C. Boggs, Esq.

Facsimile: [***]

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws principally that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the Parties, InPhonic or the Principals only in the courts of District of Columbia and each of the Parties, InPhonic and Principals consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.8 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights to indemnification, reimbursement or other remedy hereunder arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant. In addition, waiver of any condition based on the accuracy of any representation or warranty, or on performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based or such representations, warranties, covenants and obligations.

9.9 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party.

9.10 No Joint Venture.

This Agreement expressly does not create or evidence a partnership or joint venture between Buyer and Seller.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.11 Expenses.

All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by each respective Party in connection with this Agreement and the transactions contemplated hereby shall be paid by each such respective Party.

9.12 Specific Performance.

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

9.13 Other Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.14 Survival of Covenants.

Notwithstanding any other provision of this Agreement, the covenants contained in Sections 2.5(b), 2.6 (for the applicable time periods set forth therein), 2.8, 2.9 5.1, 5.2, 5.3, 5.4, 5.10, 5.11, 5.14, 5.15, 5.16, 5.17, 5.18, 5.22, 5.24, 5.25, Article VIII (relating to the provision that do not have survival limitations) and Article IX shall survive indefinitely.

9.15 Survival of Representations.

All the representations and warranties and understandings of the Parties contained in this Agreement shall survive for a period of one year after the Closing Date, except as otherwise extended by Section 8.1(d).

9.16 Letter of Intent.

This Agreement shall supercede in its entirety the Letter of Intent dated December 1, 2004 entered into by the Parties.

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.17 Construction.

The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.18 Incorporation of Exhibits.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.19 Counterparts, Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

[Signatures begin on following page]

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CAIS ACQUISITION LLC		PRINCIPALS

By:	/S/ LAWRENCE S. WINKLER	By:	/S/ ANDY SINHA
Name: Title:	Lawrence S. Winkler Authorized Officer of sole Member	Name:	Andy Sinha

INPHONIC, INC.

By:	/S/ DAVID A. STEINBERG	By:	/S/ GARY GOPALANI
Name: Title:	David A. Steinberg Chief Executive Officer	Name:	Gary Gopalani

A1 WIRELESS USA, INC.

By:	/S/ ANDY SINHA	By:	/S/ PRAMOD RAGHAV
Name: Title:	Andy Sinha Chief Executive Officer	Name:	Pramod Raghav

By:	/S/ PUNAM SHARMA
Name:	Punam Sharma

By:	/S/ ANJALI GOPALANI
Name:	Anjali Gopalani

By:	/S/ PATRICIA SINHA
Name:	Patricia Sinha

***Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.